UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Cal Dive International, Inc.

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CAL DIVE INTERNATIONAL, INC.

2500 CityWest Boulevard

Houston, Texas 77042

Telephone: (713) 361-2600

March 29, 2010

Dear Stockholder:

You are cordially invited to join us at our 2010 Annual Meeting of Stockholders to be held on Tuesday, May 11, 2010 at 9:00 a.m. at the corporate offices of Cal Dive International, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042.

The attached Notice of Annual Meeting and Proxy Statement describe the matters proposed by your Board of Directors to be considered and voted upon by our stockholders at the Annual Meeting.

Cal Dive is once again taking advantage of the Securities and Exchange Commission’s Notice and Access proxy rule, which allows companies to furnish proxy materials via the Internet as an alternative to the traditional approach of mailing a printed set to each stockholder.  We believe this approach provides our stockholders with the proxy materials they need while reducing printing and postage costs associated with delivery and reducing the environmental impact of our Annual Meeting.  In accordance with these rules, we have sent a Notice of Internet Availability of Proxy Materials to all stockholders who have not previously elected to receive a printed set of proxy materials.  The Notice contains instructions on how to access our Proxy Statement and Annual Report to Stockholders, as well as how to vote either online, by telephone or in person at the 2010 Annual Meeting.

Your Vote is Important. Whether you own relatively few or a large number of shares of our stock, it is important that your shares be represented and voted at the Annual Meeting.  Please vote your shares by Internet or telephone, or, if you received a printed set of materials by mail, by returning the accompanying proxy card, as soon as possible to ensure that your shares are voted at the Annual Meeting.  Further instructions on how to vote your shares can be found in our Proxy Statement.

Thank you for your support of our company.

Sincerely,

Quinn J. Hébert
Chairman of the Board

CAL DIVE INTERNATIONAL, INC.

NOTICE OF 2010 ANNUAL MEETING
OF STOCKHOLDERS

TO THE STOCKHOLDERS OF CAL DIVE INTERNATIONAL, INC.:

The 2010 Annual Meeting of stockholders will be held at 9:00 a.m. (CDT) on Tuesday, May 11, 2010 at the corporate offices of Cal Dive International, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042, to consider the following matters:

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To elect two Class I Directors, each to serve a three-year term expiring at our 2013 annual meeting;

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To ratify our Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2010; and

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To transact such other business as may properly be considered at the Annual Meeting or any adjournment thereof.

If you were a stockholder as of the close of business on March 12, 2010, you are entitled to vote at the Annual Meeting and at any adjournment thereof.

This year, as we did last year, instead of mailing a printed copy of our proxy materials, including our Annual Report, to each stockholder of record, we have decided to provide access to these materials via the Internet.  This reduces the amount of paper necessary to produce these materials, as well as the costs associated with printing and mailing these materials to all stockholders.  Accordingly, on March 29, 2010, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to all stockholders of record as of March 12, 2010, and posted our proxy materials on our website as described in the Notice.  As more fully described in the Notice, all stockholders may choose to access our proxy materials on our website or may request a printed set of our proxy materials.  In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

If you received a printed copy of the materials, we have enclosed a copy of our 2009 Annual Report to stockholders with this notice and proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS,

Lisa M. Buchanan
Corporate Secretary

Houston, Texas
March 29, 2010

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, please take a few minutes now to vote your shares.  You may vote by telephone or through the Internet, or by completing, signing and returning the accompanying proxy card following the instructions provided in these proxy materials so that your shares may be voted in accordance with your wishes.

CAL DIVE INTERNATIONAL, INC.

2500 CityWest Boulevard

Houston, Texas 77042

Telephone: (713) 361-2600

PROXY STATEMENT

Annual Meeting of Stockholders

May 11, 2010

We are providing these proxy materials in connection with the solicitation on behalf of the Board of Directors of Cal Dive International, Inc. of proxies to be voted at Cal Dive’s Annual Meeting of Stockholders to be held on May 11, 2010, and at any adjournment of the Annual Meeting.  The Annual Meeting will be held at the corporate offices of Cal Dive International, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042.  These proxy materials are first being made available to stockholders on or about March 29, 2010.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Who may vote at the Annual Meeting?

The Board has set March 12, 2010 as the record date for the Annual Meeting. If you owned Cal Dive common stock at the close of business on March 12, 2010, you may vote at the Annual Meeting. You are entitled to one vote for each share of common stock you owned on the record date on each of the matters presented to a vote of the stockholders at the Annual Meeting.

How many shares must be present to hold the Annual Meeting?

The holders of a majority of Cal Dive’s outstanding common stock as of the record date must be present, in person or represented by proxy, at the Annual Meeting in order to constitute a quorum, hold the meeting and conduct business. On the record date, there were 94,183,224 shares of Cal Dive common stock issued and outstanding. Your shares will be counted as present at the Annual Meeting if you:

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are present in person at the Annual Meeting;

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have properly submitted a Proxy Card; or

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have voted using the telephone or Internet in accordance with the instructions provided in these materials.

What matters will be voted on at the Annual Meeting?

The only matters currently scheduled to be voted on at the Annual Meeting are (i) the election of two “Class I” Directors, each to serve a three-year term expiring at our 2013 annual meeting, and (ii) the ratification of our Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2010.  We will also consider other business that properly comes before the Annual Meeting in accordance with Delaware law and our By-laws, as described in more detail under “Other Information – Proposals and Director Nominations for 2011 Stockholders’ Meeting” below.  The Chairman of the Annual Meeting may refuse to allow presentations of a stockholder proposal or a nomination for election to the Board from the floor of the Annual Meeting if the proposal or nomination was not properly submitted.

What happens if additional matters are presented at the Annual Meeting?

Other than the items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting.  If you sign and send in the Proxy Card or vote by telephone or through the Internet, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting in accordance with Delaware law and our By-laws.

How many votes are required to approve each proposal?

The directors will be elected by a plurality of the votes cast by holders of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting.  This means that the director nominees who receive the most votes for the available Board seats will be elected to those seats.  Assuming that a quorum is present at the Annual Meeting, the two directors receiving the greatest number of votes cast by the holders of common stock entitled to vote on the matter will be elected as directors.

The proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm and any other proposal submitted to a stockholder vote will be approved only if it receives the affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote on that proposal.

How are votes counted?

You may vote “FOR” or “WITHHOLD AUTHORITY” with respect to the election of directors.  Only “FOR” votes are counted in determining whether a plurality has been cast in favor of a director.  You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the proposal to ratify the appointment of the independent registered public accounting firm.

Abstentions will be treated as present for purposes of determining a quorum, but abstentions will have no effect on the election of directors and will have the effect of a vote “AGAINST” the proposal to ratify the appointment of the independent registered public accounting firm.  If you just sign and submit your Proxy Card without voting instructions, your shares will be voted “FOR” each director nominee and “FOR” the ratification of the appointment of the independent registered public accounting firm.

If you hold your shares in street name and do not provide voting instructions to your broker, bank or nominee, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a “broker non-vote”).  In that case, your shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such proposal.  Under New York Stock Exchange rules, brokers generally have discretionary authority to vote without instructions from beneficial owners on the ratification of the appointment of an independent registered public accounting firm, but not on the election of directors.  A broker non-vote will have no effect on the election of directors.

How does the Board recommend that I vote?

Cal Dive’s Board recommends that you vote your shares “FOR” each of the director nominees and “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

How do I vote my shares without attending the meeting?

Whether you hold shares directly or in street name, you may direct the vote of your shares without attending the Annual Meeting. If you are a stockholder of record, you may vote by designating another person, called a proxy, to vote the stock you own by delivery of a properly executed Proxy Card or by using the telephone or Internet in accordance with the instructions provided herein.  If you deliver a properly executed Proxy Card or vote by telephone or through the Internet, your shares will be voted at the Annual Meeting in accordance with the directions you have given, unless you revoke the Proxy Card or your telephone or Internet vote prior to its exercise at the Annual Meeting.  For shares held in street name, you may vote by submitting voting instructions to your broker or nominee.

If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are the stockholder of record with respect to these shares and you will have received a Notice of Internet Availability of Proxy Materials directly from Wells Fargo instructing you where to access the proxy statement, annual report and proxy card as well as instructions for voting your shares.  Please carefully consider the information contained in this Proxy Statement and whether or not you plan to attend the Annual Meeting, then complete, date, sign and return the Proxy Card promptly so that your shares may be voted in accordance with your wishes.  If you are a stockholder of record, you may vote by mail by signing and dating your Proxy Card and mailing it to Wells Fargo using the postage pre-paid, pre-addressed envelope they will provide to you, or you may vote by telephone by dialing toll-free 1-800-560-1965, or through the Internet by going to www.eproxy.com/dvr, and following the instructions provided to you, until 12:00 noon Central Daylight Time on May 10, 2010. You should sign your name exactly as it appears on the Proxy Card. If you are signing in a representative capacity (for example as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should sign your name and indicate such title or capacity.

If, like most of our stockholders, you hold your shares in street name through a stockbroker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of these shares, and you will have received directions on how to complete a voting instruction card from your broker, bank or other nominee.  Please carefully consider the information contained in this Proxy Statement, then complete, date, sign and return the voting instruction card promptly so that your shares may be voted in accordance with your wishes. For shares held in street name, you should follow the voting directions provided by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, in most cases, submit voting instructions by telephone or through the Internet as described above. If you provide specific voting instructions in accordance with the directions provided by your broker or nominee, your shares should be voted by your broker or nominee as you have directed.

How do I vote my shares in person at the meeting?

If you are a stockholder of record, to vote your shares in person at the Annual Meeting, you should bring the Proxy Card (or use the ballot provided at the Annual Meeting) and proof of identification. If you are a beneficial owner of shares held in street name, you may vote shares held in street name in person at the Annual Meeting only if you obtain a signed “legal proxy” from the record holder (broker or other nominee) giving you the right to vote the shares and provide an account statement or letter from such broker or bank showing that you were the beneficial owner of the shares on the record date.

Even if you plan to attend the Annual Meeting, we encourage you to vote by completing, signing and mailing the Proxy Card or voting instruction card or voting by telephone or through the Internet, so your vote will be counted if you later decide not to attend the Annual Meeting.

What does it mean if I receive more than one Notice?

It means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return a Proxy Card or voting instruction card or vote by telephone or through the Internet with respect to all of your shares.

May I change my vote?

Yes, you may change your vote and revoke your proxy by:

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Sending a written statement to that effect to the Secretary of Cal Dive;

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Submitting a properly signed Proxy Card with a later date;

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Voting later by phone or through the Internet; or

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Voting in person at the Annual Meeting.

In all cases the last vote that you cast will always be the one counted as long as it is received prior to the time the polls are closed at the Annual Meeting.

If you hold shares in street name, you must follow the procedures required by the holder of record, either your broker or bank, to revoke or change a proxy.  You should contact the stockholder of record directly for more information on these procedures.

May stockholders ask questions at the Annual Meeting?

Yes.  At the Annual Meeting, there will be a question and answer period during which stockholders may ask questions or make remarks directly related to the matters being voted on.  In order to ensure an orderly meeting, we ask that stockholders direct questions and comments to the Chairman.  In order to provide the opportunity to every stockholder who wishes to speak, the Chairman may limit each stockholder’s remarks to two minutes.

Who will count the votes?

We have hired a third party, Wells Fargo Shareowner Services, to judge the voting, be responsible for determining whether a quorum is present, and tabulate votes cast by proxy or in person at the Annual Meeting.

Who will bear the cost for soliciting votes for the meeting?

We will bear all expenses in conjunction with this proxy solicitation, including the charges of brokers, banks and other custodians, nominees or fiduciaries for forwarding documents to beneficial security owners.  Proxies may be solicited by mail, in person, or by telephone or by facsimile by certain of our officers, directors and employees, without extra compensation.

How do I find out the results of the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting.  The final voting results will be published in our current report on Form 8-K, which we will file with the Securities and Exchange Commission within four business days after the Annual Meeting and post on our website at www.caldive.com under Investor Relations.

Where can I obtain the annual report and other information?

We are pleased to offer stockholders the ability to review our Annual Report on Form 10-K for the year ended December 31, 2009 and proxy materials electronically over the Internet at the Cal Dive website (www.caldive.com/annualmeeting). These filings may also be viewed through the Securities and Exchange Commission website at www.sec.gov.

Whom should I call with other questions?

If you have additional questions about this Proxy Statement or the Annual Meeting, require directions to the location of the Annual Meeting in order to attend the Annual Meeting and vote in person or would like paper copies of this document or our 2009 Annual Report to Stockholders (including our Annual Report on Form 10-K), please contact:  Cal Dive International, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042, Attention:  Corporate Secretary, telephone: (713) 361-2600, or e-mail:  www.corporatesecretary.com.  This Proxy Statement and our 2009 Annual Report to Stockholders are also available online at www.caldive.com/annualmeeting.

PROPOSAL 1:   ELECTION OF DIRECTORS

The Board of Directors currently consists of six members and is divided into three classes with two directors in each class. The members of each class are elected to serve a three-year term with the term of office of each class ending in successive years.

Accordingly, at the Annual Meeting, there are two board seats that are up for election and the Corporate Governance and Nominating Committee of our Board has recommended, and the Board has nominated, Owen E. Kratz and David E. Preng as its candidates for these two seats.  If elected, each would serve until the 2013 Annual Meeting or until their successors are elected and qualified. Both of these nominees are currently directors who were first elected to the Board of Directors by Helix Energy Solutions Group, Inc. (“Helix”) when Helix was Cal Dive’s sole stockholder.

Each of the nominees has indicated a willingness to serve if elected. However, if either nominee becomes unable to serve before the election, the shares represented by proxies may be voted for a substitute designated by the Board, unless a contrary instruction is indicated on the proxy.

Information about the Company’s Directors

The following information sets forth as of February 24, 2010, certain information about the Company’s directors.  The biographies contain information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused the Board to determine that the person should serve on our Board.

NOMINEES FOR DIRECTOR FOR THREE-YEAR TERMS ENDING IN 2013 (CLASS I):

Owen E. Kratz Director since 2006 Chairman, CEO and President Helix Energy Solutions Group, Inc. age 55

Mr. Kratz has served on our Board of Directors since February 2006 and served as Chairman of our Board until February 2010.  He has served as Chairman, Chief Executive Officer and President of Helix since February 2008.  Previously he served as Executive Chairman of Helix from October 2006 to February 2008.  He was Chairman of Helix from May 1998 to September 2006 and served as Chief Executive Officer of Helix from April 1997 to October 2006. Mr. Kratz served as President of Helix from 1993 until February 1999, and has served as one of its directors since 1990. He served as Chief Operating Officer of Helix from 1990 through 1997. Mr. Kratz joined Helix in 1984 and held various offshore positions, including saturation diving supervisor, and had management responsibility for client relations, marketing and estimating. From 1982 to 1983, Mr. Kratz was the owner of an independent marine construction company operating in the Bay of Campeche.  Prior to 1982, he was a superintendant for Santa Fe and various international diving companies, and a diver in the North Sea. Mr. Kratz has a Bachelor of Science degree from the State University of New York.

Relevant Qualifications:     Offshore marine construction operational experience; oil and gas industry experience; public company board and executive officer experience; senior management/CEO experience; financial and capital markets experience; mergers and acquisition experience.

David E. Preng President and CEO Preng & Associates	Director since 2006 age 63

Mr. Preng has served on our Board of Directors since December 2006.  He has served as President and CEO of Preng & Associates, an executive search firm, since 1980.  Previously, he spent six years in the executive search industry with two international and one regional search firm.  Earlier, Mr. Preng was a division vice president and controller for Litton Industries and held increasingly responsible accounting and supervisory positions at Shell Oil Company.  Mr. Preng was a director for nine years, including three years as lead director, of Remington Oil and Gas Corp. prior to its acquisition by Helix in July 2006.  He is an organizer of and lead director at Community National Bank of Bellaire.  Mr. Preng is a founding director of the National Association of Corporate Directors - Houston Chapter, and is a fellow of the Institute of Directors in London.  Mr. Preng has been a member of the Texas A&M International Advisory Board for the past seven years. Previously, Mr. Preng was a director of Maverick Oil and Gas and BPI Energy Holdings.  Mr. Preng holds a Bachelor of Science degree in Finance from Marquette University and an M.B.A. from DePaul University.

Mr. Preng is the Chairman of the Corporate Governance and Nominating Committee and a member of the Compensation Committee of the Board of Directors.
Relevant Qualifications: Public company board experience; oil and gas industry experience; management experience; compensation and board governance expertise.

The Board unanimously recommends that you vote FOR both of these nominees.

DIRECTORS CONTINUING IN OFFICE UNTIL 2011 (CLASS II):

William L. Transier Chairman, CEO and President Endeavour International Corporation	Director since 2006 age 55

Mr. Transier has served on the Company’s Board of Directors since December 2006, and he serves as our lead independent director. He has served as Chairman, Chief Executive Officer and President of Endeavour International Corporation, an international oil and gas exploration and production company since October 2006.  He served as Co-Chief Executive Officer of Endeavour from its formation in February 2004 through September 2006.  He served as Executive Vice President and Chief Financial Officer of Ocean Energy, Inc. from March 1999 to April 2003, when Ocean Energy merged with Devon Energy Corporation. From September 1998 to March 1999, Mr. Transier served as Executive Vice President and Chief Financial Officer of Seagull Energy Corporation when Seagull Energy merged with Ocean Energy. From May 1996 to September 1998, he served as Senior Vice President and Chief Financial Officer of Seagull Energy Corporation. Prior thereto, Mr. Transier served in various roles, including partner from June 1986 to April 1996, in the audit department of KPMG LLP. At KPMG he was also the leader of its international energy practice. Mr. Transier graduated from the University of Texas with a B.B.A. in Accounting and has a M.B.A. from Regis University. He is also a director of Helix and is Chairman of the Board of Directors for the Hobby Center for the Performing Arts.  He also served on the board of RRI Energy, Inc. (formerly Reliant Energy, Inc.), a wholesale generator and retail provider of electricity in the United States from December 2002 to May 2009.

Mr. Transier is the Chairman of the Compensation Committee and a member of the Audit Committee of the Board of Directors of the Company.

Relevant Qualifications:     Accounting and finance expertise; public company senior management/CEO and CFO experience; public company board and audit committee chair experience; oil and gas industry experience; mergers and acquisitions experience.

John T. Mills Chief Financial Officer - retired Marathon Oil Corporation	Director since 2007 age 62

Mr. Mills has served on our Board of Directors since December 2007.  Prior to that he served on the Board of Directors of Horizon Offshore, Inc. from 2002 until December 2007, serving as Horizon’s Chairman of the Board from September 2004 until December 2007.  Mr. Mills served as Chief Financial Officer of Marathon Oil Corporation, an international oil and gas exploration and production company, from January 2002 until his retirement in December 2003.  From September 1998 until December 2001, Mr. Mills served as Senior Vice President of Finance and Administration of Marathon Oil Corporation. Prior to joining Marathon Oil Corporation, Mr. Mills served as Vice President of Taxes of USX Corporation.  Mr. Mills is a member of the board of directors and audit and compensation committees of CONSOL Energy Inc., and a member of the board of directors, chairman of the audit committee, and member of the conflicts and risk management committees of Regency GP, LLC, the general partner of Regency GP, LP, the general partner of Regency Energy Partners LP, a master limited partnership.

Mr. Mills is a member of the Audit, Compensation and Corporate Governance and Nominating Committees of the Board of Directors of the Company.

Relevant Qualifications:     Accounting and legal expertise; public company senior management/CFO experience; public company board and audit committee chair experience; oil and gas industry experience; marine construction industry experience.

DIRECTORS CONTINUING IN OFFICE UNTIL 2012 (CLASS III):

Quinn J. Hébert Chairman, President and Chief Executive Officer Cal Dive International, Inc.	Director since 2006 age 46

Mr. Hébert has served as our President and Chief Executive Officer since November 2005 and has been a member of our Board of Directors since May 2006.  He was appointed Chairman of our Board of Directors in February 2010.  From 1998 to 2005, Mr. Hébert worked for Acergy US Inc. (formerly Stolt Offshore), an international marine construction company, for the North Americas Region, serving as President from 1999 to 2005, and as Vice President Commercial and U.S. General Counsel from 1998 to 1999.  Mr. Hébert terminated his working relationship with Acergy on October 31, 2005.  Prior to his employment with Acergy, Mr. Hébert served as Vice President, General Counsel and Secretary of American Oilfield Divers, Inc. (also known as Ceanic Corporation), a marine construction company.  Mr. Hébert’s professional career began with his service as an associate at the Jones, Walker, Waechter, Poitevent, Carrère & Denègre, LLP law firm in New Orleans, Louisiana.  Mr. Hébert holds a Bachelor of Arts in History from Louisiana State University and a Juris Doctor from Boston College Law School.

Relevant Qualifications:     Marine construction industry experience; management and leadership skills; public company senior management/CEO experience; financial and capital markets expertise; mergers and acquisitions experience.

Todd A. Dittmann Managing Director Imperial Capital, LLC	Director since 2006 age 42

Mr. Dittmann has served on our Board of Directors since December 2006.  He has been a Managing Director of Imperial Capital, LLC since November 2009.  He served as a managing director of Petrobridge Investment Management, LLC, a private investment firm from January 2009 until its sale to Imperial Capital in November 2009. From April 2004 to October 2008, he worked for D.B. Zwirn & Co., L.P., a private investment firm, serving as a senior vice president and most recently as managing director. From April 1997 to April 2004, he worked for Jefferies & Co., where he most recently served as Managing Director in the Energy Investment Banking Group.  From 1996 to April 1997, he served as Vice President in the Energy Investment Banking Group of Paine Webber.  From 1990 until 1996, he held various positions in commercial and investment banking at Chase Manhattan Bank and its predecessors.  He is also the sole member of McClendon Road LLC, a private financial consulting firm. Mr. Dittmann received an M.B.A. and a B.B.A. in Finance from the University of Texas at Austin.  He is a Chartered Financial Analyst.

Mr. Dittmann is the Chairman of the Audit Committee and a member of the Corporate Governance and Nominating Committee of the Board of Directors of the Company.

Relevant Qualifications:     Accounting and finance expertise; oil and gas industry banking, investment banking and investing experience; public company board and audit committee chair experience; financial and capital markets experience.

Information about Executive Officers

The following information sets forth, as of February 24, 2010, certain information about the Company’s executive officers who do not serve on the Board, all of whom are expected to remain in their current positions following the Annual Meeting.

Scott T. Naughton Executive Vice President and Chief Operating Officer	age 55

Mr. Naughton has served as our Executive Vice President and Chief Operating Officer since November 2005. He became Vice President of Helix’s Shelf Contracting Services segment in May 1998. Mr. Naughton terminated his working relationship with Helix on March 6, 2006. Mr. Naughton has been in the commercial diving industry since 1972, working offshore for 14 years as both a diver and a supervisor. He joined Helix in 1981 following its acquisition of J & J Marine Diving, and worked as an Operations Manager and a Project Manager.

Bruce P. Koch Executive Vice President and Chief Financial Officer	age 50

Mr. Koch has served as our Executive Vice President, Chief Financial Officer and Treasurer since November 2009.  From 1990 to November 2009 he held various positions with Nabors Industries, Ltd., including Corporate Controller, Vice President of Finance, and most recently, Chief Financial Officer during his last six years with Nabors.  Mr. Koch began his career in public accounting with Coopers and Lybrand L.L.P. from 1983 to 1990, and KPMG from 1982 to 1983.  Mr. Koch holds a Bachelor of Science degree in Accounting from the University of Maryland.

Lisa Manget Buchanan Executive Vice President, General Counsel and Secretary	age 49

Ms. Buchanan has served as our Executive Vice President, General Counsel and Secretary since June 2006.  Prior to that, Ms. Buchanan was a partner of the Jones, Walker, Waechter, Poitevent, Carrère & Denègre, LLP law firm from January 1994 until June 2006.  She served the firm as an associate from September 1987 until January 1994. Ms. Buchanan holds a Bachelor of Science in Commerce from the University of Virginia and a Juris Doctor from Louisiana State University Law Center.

Other Information about the Board of Directors and its Committees and Corporate Governance

Board of Directors Independence and Leadership Structure

The Board has affirmatively determined that Messrs. Dittmann, Preng, Mills and Transier have no material relationships with the Company and are “independent directors,” as that term is defined under NYSE Rule 303A and applicable rules under the Securities Exchange Act of 1934 (the “Exchange Act”).  In making the independence determination for its members, the Board considered Mr. Transier’s service as a director of Helix and determined that he is independent. There were no other transactions, relationships or arrangements between any of the other independent directors and the Company that would result in such directors being considered not independent.  Our non-independent directors are Messrs. Kratz and Hébert due to their employment relationships with Helix and Cal Dive, respectively.  We are in compliance with NYSE Rule 303A, which requires us to have a majority of independent directors on our Board.

The Corporate Governance Rules of the NYSE provide that a company of which more than 50% of the voting power is held by an individual, group or another company is considered a “controlled company.”  Until June 2009, Helix owned more than 50% of the voting power of our outstanding common stock, and thus until that time we were a controlled company for purposes of the NYSE.  However, we elected not to avail ourselves of any of the applicable exemptions available to companies meeting such qualification.

Until recently, we separated the roles of Chairman and Chief Executive Officer, with Mr. Kratz, the President and  Chief Executive Officer of our then parent company, Helix, serving as our Chairman of the Board.  In February 2010, our Board named Mr. Hébert, our President and Chief Executive Officer, as the Chairman of the Board. In making its decision, the Board determined that the combination of the roles of Chairman of the Board and Chief Executive Officer was the best approach for our Company at this time given the growth of our Company since our initial public offering, the recent divestiture by Helix of substantially all of its shares of our common stock, and Mr. Kratz’s desire to focus more of his time and attention on the business of Helix.  In addition, the Board determined that having a Chairman with significant marine construction operating experience, such as Mr. Hébert, at this stage of our Company’s development was important.  With Mr. Hébert holding the combined roles, the Board believes it will create necessary efficiencies in the management of our business during this time of transition following Helix’s divestiture of its controlling interest in our Company.

In addition, the Board continues to have a strong lead independent director.  The Board’s independent directors regularly meet in executive session at the end of each Board and Committee meeting.  Mr. Transier has been designated by the Board as its lead independent director.  As such, he will preside at any meetings of the Board’s independent directors other than meetings held in connection with or related to the business of a committee of the Board, and perform such other functions as the Board may direct.  In the case of an executive session of the independent directors held in connection with a meeting of a committee of the Board, the chairman of the particular committee will preside.

Board of Directors’ Role in Risk Management

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success.  We face a number of risks, including economic risks, environmental and regulatory risks, and others, such as the impact of competition and weather conditions. Management is responsible for the day-to-day management of risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management.  In its oversight role, the Board of Directors must satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

In 2008, we began an enterprise risk management program designed to help us identify, capture, categorize, assess, mitigate and manage the various risks facing our business, and in 2009, we completed the risk identification, assessment, and mitigation plans for all risk groups identified.  The manager of each risk group provides quarterly certifications, and once a month, the risk group managers discuss the program and the Company’s risks generally at a meeting of the senior leadership of our Company.  The Vice President of Finance generally administers the program, and he reports on its progress quarterly to the Audit Committee of the Board.

Attendance at the Annual Meeting of Stockholders

Our Corporate Governance Guidelines encourage all directors to attend our annual meetings.  Our Board’s practice is to schedule a board meeting on the same date as the annual meeting to facilitate director attendance at annual meetings of stockholders.  All of our directors attended our 2009 Annual Meeting.  Our Board of Directors will hold a regular meeting immediately following the Annual Meeting and we expect that all of the members of the Company’s Board of Directors will attend the Annual Meeting.

Stockholder Communications with the Board

The Company’s Board has adopted a formal process by which stockholders and other interested parties may communicate with the Board.  The Board recommends that such persons initiate any communications with the Board in writing and send them in care of our Assistant Corporate Secretary.  Stockholders can send communications by e-mail to boardcoms@CalDive.com, by fax to (713-586-7338) or by mail to Security Holder Communications to the Board, Attn:  Assistant Corporate Secretary, Cal Dive International, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042.  This centralized approach will assist the Board in reviewing and responding to stockholder and other communications in an appropriate manner.  Communications should specify whether they are directed to the attention of the Board as a whole, the non-management directors as a group, the independent directors as a group, the lead director or one or more other specific directors identified by name.  The Board has instructed our Assistant Corporate Secretary to forward such correspondence only to the intended recipients; however, the Board has also instructed our Assistant Corporate Secretary, prior to forwarding any correspondence, to review such correspondence and, in her discretion, not to forward certain items if she deems them to be of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration, with the provision that any communication that is filtered out must be made available to any director upon request.  In such cases, our Assistant Corporate Secretary may forward some of that correspondence elsewhere in the Company for review and possible response.  These procedures have been posted on the Company’s website at www.caldive.com under Corporate Governance.

Board and Committee Meetings During 2009

The Board of Directors met ten times during 2009.  During 2009, each director attended 75% or more of the total number of meetings of the Board, and 75% or more of the total number of meetings held by all committees of the Board on which he served.

The Board’s standing committees consist of an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. The Board has determined that the members of each of these committees meet the definition of an “independent director” as defined under NYSE Rule 303A as well as, in the case of the Audit Committee, Exchange Act Rule 10A-3(b)(1). The specific responsibilities of each committee are set forth in separate written charters, copies of which are posted on the Company’s website at www.caldive.com under Corporate Governance.  A printed copy of each committee’s charter is available free of charge by sending a request to the Company’s Corporate Secretary at Cal Dive International, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042.

The following table shows the membership of the Audit, Compensation and Corporate Governance and Nominating Committees and the number of meetings each committee held during the fiscal year ended December 31, 2009:

	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
William L. Transier	√	Chair
David E. Preng		√	Chair
John T. Mills	√	√	√
Todd A. Dittmann	Chair		√
2009 meetings	8	7	4

A brief description of the committees of the Board and certain of their respective principal functions are outlined in the following sections.  These descriptions are qualified by the full text of the respective charters of each committee, which are available as described above.

Audit Committee

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities to the stockholders, potential stockholders, the investment community and others relating to: (1) the overall integrity of the financial statements of the Company; (2) the efforts by the Company to comply with applicable legal and regulatory requirements; (3) the performance of the Company’s internal audit function and independent registered public accounting firm; and (4) the independent registered public accounting firm’s qualifications and independence.

The Board has determined that each member of the Audit Committee is an “independent director” within the meaning of NYSE Rule 303A and Exchange Act Rule 10A-3(b)(1), that each of the members of the Audit Committee is financially literate and that each member is an “audit committee financial expert,” as that term is defined in the rules promulgated by the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002.

Compensation Committee

The Compensation Committee is appointed by the Board to discharge the Board’s responsibilities relating to compensation of the Company’s executive officers and has the overall responsibility for reviewing, evaluating and approving the Company’s executive officer compensation agreements (to the extent such agreements are considered necessary or appropriate by the Compensation Committee), and employee plans, policies and programs, as well as director compensation. The Compensation Committee is also responsible for overseeing the risk assessment of the Company’s compensation practices. In addition, the Compensation Committee is responsible for reviewing and discussing with management the “Compensation Discussion and Analysis” (the “CD&A”) portion of our proxy statement and based on such review and discussion, recommending to the Board that the CD&A be included in our Annual Report on Form 10-K and Proxy Statement, and issuing a Compensation Committee Report to that effect to be included in our Proxy Statement.  The Compensation Committee also has the specific responsibilities described in its charter and for performing such other functions as the Board may assign to the Compensation Committee from time to time.

In 2008, the Compensation Committee directly engaged Hewitt Associates LLC to provide data that it utilized in setting and structuring the 2009 and 2010 executive officer and director compensation.  Hewitt was asked to provide data on the executive compensation practices of our similarly situated competitors.  Our Compensation Committee will continue to directly engage any compensation consultants that they use in the future.  Additional information concerning our compensation consultant’s role, as well as that of our executive officers, in determining executive compensation can be found in the CD&A.

Corporate Governance and Nominating Committee

The primary purpose of the Corporate Governance and Nominating Committee is to develop and maintain corporate governance and business standards of the Company’s Board of Directors and the Company.  The Corporate Governance and Nominating Committee develops and recommends to the Board a set of corporate governance principles applicable to the Company, plays a leadership role in the Company’s corporate governance, identifies individuals qualified to become board members consistent with criteria approved by the Board, recommends that the Board select director nominees for the annual meeting of stockholders and oversees the evaluation of the Board and committees.

Director Qualifications

The Corporate Governance and Nominating Committee has established certain criteria that apply to Committee-recommended nominees for a position on Cal Dive’s Board. Under these criteria, members of the Board should have the highest professional and personal ethics and values, consistent with Cal Dive’s values and standards. They should have broad experience at the policy-making level in business and possess a familiarity with one or more of the industry segments in which the Company operates. They should be committed to enhancing stockholder value, should have sufficient time to carry out their duties and should provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of all stockholders.

In addition to fulfilling the above criteria, each nominee and continuing director also brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, finance and accounting, oil and gas exploration, construction and marketing. See “Information about the Company’s Directors” for the conclusions reached by the Board as to the specific experience and skill set each director brings to the Board.

Consideration of Director Nominees — Stockholder Nominees

The Corporate Governance and Nominating Committee has adopted policies and procedures for considering properly submitted stockholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Corporate Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “Director Qualifications.”  The Committee will consider only one recommendation by each stockholder or affiliated group of stockholders for each annual meeting.  A stockholder wishing to make a recommendation must send the following information in writing to our Corporate Secretary at our principal office no later than 120 days prior to the first anniversary of the date of the proxy statement for the prior year’s annual meeting:  (i) the name, address and telephone number of the recommending stockholder; (ii) the number of shares of our common stock owned by the recommending stockholder and the time period for which such shares have been held; (iii) if the stockholder is not a stockholder of record, a statement from the record holder of the shares verifying the holdings of the stockholder; and (iv) a statement by the stockholder as to whether he or she has a good faith intention to continue to hold the reported shares through the date of the annual meeting.

The notice must also include:  (i) the information regarding the proposed nominee that would be required by Regulation 14A under the Exchange Act; (ii) a description of all relationships between the proposed nominee and the recommending stockholder and any agreements between them; (iii) a description of any relationships between the proposed nominee and any of our competitors, customers, suppliers, labor unions or other persons with special interests regarding our Company; (iv) a statement by the recommending stockholder supporting his or her view that the proposed nominee possesses at least the minimum qualifications prescribed by the Committee for nominees and describing briefly the contributions that the nominee would be expected to make to the Board and to the governance of the Company; (v) a statement as to whether the nominee would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of the Company; and (vi) the consent of the proposed nominee to be interviewed by the Committee, and if nominated and elected, to serve as a director of the Company.  Any stockholder recommendations proposed for consideration by the Corporate Governance and Nominating Committee should be addressed to Corporate Secretary, Cal Dive International, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042.

In addition, our By-laws permit stockholders to nominate directors for consideration at our annual stockholders’ meeting. Stockholders may nominate persons for election to the Board of Directors in accordance with the procedures set forth in “Other Information – Proposals and Director Nominations for 2011 Stockholders’ Meeting” below.

Identifying and Evaluating Nominees for Directors

The Corporate Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Corporate Governance and Nominating Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Corporate Governance and Nominating Committee considers various potential candidates for director. Candidates may come to the attention of the Corporate Governance and Nominating Committee through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Corporate Governance and Nominating Committee, and may be considered at any point during the year. As described above, the Corporate Governance and Nominating Committee considers properly submitted stockholder recommendations for candidates for the Board. Following verification of the stockholder status of persons proposing candidates, recommendations are aggregated and considered by the Corporate Governance and Nominating Committee at a regularly scheduled meeting, which will generally be the first or second meeting prior to the issuance of the proxy statement for Cal Dive’s annual meeting. If any materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials will be forwarded to the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, the Corporate Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

The Nominating and Corporate Governance Committee also seeks to promote an appropriate diversity on the Board of professional background, experience, expertise, and perspective.  However, the Company is also of the view that the continuing service of qualified incumbents promotes stability and continuity in the board room, contributing to the Board’s ability to work as a collective body, while giving the Company the benefit of the familiarity and insight into the Company’s affairs that its directors have accumulated over their tenure.  Accordingly, the process of the Nominating and Corporate Governance Committee for identifying nominees reflects its desire to re-nominate incumbent directors who continue to satisfy our criteria for membership on the Board, whom the Nominating and Corporate Governance Committee believes continue to make important contributions to the Board and who consent to continue their service on our Board.  Since we became a public company in 2006, we have added one new member to our Board, Mr. Mills, who was formerly the Chairman of the Board of Horizon Offshore, Inc. and who became a director in connection with our acquisition of Horizon in December 2007.

Messrs. Kratz and Preng are the directors standing for re-election at the Annual Meeting. The Company did not utilize any third party search firms to assist in identifying potential director candidates in 2009. Neither the Secretary nor the Corporate Governance and Nominating Committee received any recommendations of director candidates from any stockholder or group of stockholders during 2009, nor were any nominations made by any stockholders.

Directors’ Continuing Education

The Corporate Governance and Nominating Committee encourages all members of the Board to attend director education programs appropriate to their individual backgrounds to stay abreast of developments in corporate governance and “best practices” relevant to their contribution to the Board as well as their responsibilities in their specific committee assignments.  The Company reimburses the directors for all costs associated with attending any director education program.

During 2009, Messrs. Transier, Hébert, Dittmann, Mills and Preng attended the annual three-day National Association of Corporate Directors Corporate Governance Conference in Washington, D.C., and all of the directors attended a training session on the Foreign Corrupt Practices Act conducted by our outside compliance counsel.

Director Compensation

Cal Dive’s non-employee director compensation structure has three components: director fees, expenses and stock-based compensation. For 2009, the non-employee directors received (i) an annual retainer for Board service of $45,000, (ii) an annual retainer for Committee chairs of $15,000 for the Audit Committee chair and $10,000 for each of the Compensation Committee and Corporate Governance and Nominating Committee chairs, and (iii) board and committee meeting attendance fees of $2,000 per meeting.  Cash fees are paid quarterly on the last day of each calendar quarter. The Company also pays the reasonable out-of-pocket expenses incurred by each director in connection with attending the meetings of the Board of Directors and any committee thereof.  The 2009 dollar value and structure of the non-employee director compensation has been maintained for 2010.

Non-employee directors have the option of taking Board and committee fees (but not expenses) in the form of restricted stock, pursuant to the terms of the Company’s Amended and Restated 2006 Long Term Incentive Plan (as so amended and restated, the “2006 Plan”). An election to take fees in the form of cash or stock is made by a director prior to the beginning of the subject fiscal year.  Directors taking fees in the form of restricted stock receive an award in an amount equal to 125% of the cash equivalent at the last business day of each fiscal quarter.  Each grant is made on the first business day of the succeeding quarter and the entire grant vests on January 1st of the second year following the grant, subject to immediate vesting on the occurrence of a Change of Control (as defined in the 2006 Plan). For fiscal year 2009, Mr. Preng elected to take his Board and committee fees in the form of restricted stock.  Messrs. Dittmann and Preng have made the same election for fiscal 2010.

Upon joining the Board and annually thereafter, a non-employee director receives a grant of restricted stock. All such grants of restricted stock are made pursuant to the terms of the 2006 Plan and vest 20% per year over five years, subject to immediate vesting on the occurrence of a Change of Control (as defined in the 2006 Plan).  For 2009, the amount of the annual grants was $130,000 worth of shares of restricted stock (based on the closing price of our common stock on the date of grant) and the non-employee directors received their annual grants for 2009 in December 2008.  This dollar value was maintained for 2010, and the non-employee directors received their annual grants for 2010 in December 2009.

In 2008, the Board adopted stock ownership guidelines for the non-employee directors requiring such directors to accumulate over a five-year period shares of our common stock worth $225,000, or five times the annual cash retainer paid to non-employee directors.  Shares of restricted stock issued to the directors are counted toward these stock ownership guidelines.

2009 Director Compensation

The table below summarizes the compensation paid by us to our non-employee directors during the year ended December 31, 2009:

Name(1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards (3) (4) ($)	Total ($)
William L. Transier	$99,000	$129,996	$228,996
Todd A. Dittmann	102,000	158,430	260,430
David E. Preng	—	246,541	246,541
John T. Mills	103,000	129,996	233,996

_______________________

(1)

Historically, directors who are also employees of Cal Dive or Helix have not received cash or equity compensation for service on the Board in addition to compensation payable for their service as employees.  Therefore, Messrs. Hébert and Kratz did not receive compensation for serving as directors during 2009.  Effective on the Annual Meeting date, Mr. Kratz will begin receiving cash and equity compensation for his service on the Board as Helix is no longer a majority owner of Cal Dive.

(2)

For 2009, Mr. Preng elected to take his Board and Committee fees in the form of restricted stock which totaled 15,037 shares (including 3,710 shares that were not issued until January 2, 2010 in accordance with our director compensation structure).  Had Mr. Preng elected to take his 2009 Board and Committee fees in the form of cash, the total amount paid would have been $97,000.

(3)

Amounts shown reflect the aggregate grant date fair value of the shares of restricted stock awarded to our non-employee directors during 2009, which are detailed below:

Name	Date of Grant	Number of Shares	Grant Date Fair Value
William L. Transier	December 10, 2009(a)	18,361	$ 129,996

Todd A. Dittmann	January 2, 2009(b)	4,109	28,434
	December 10, 2009(a)	18,361	129,996

David E. Preng	January 2, 2009(b)	3,612	24,995
	April 1, 2009	5,350	37,183
	July 1, 2009	3,392	29,680
	October 1, 2009	2,585	24,687
	December 10, 2009(a)	18,361	129,996

John T. Mills	December 10, 2009(a)	18,361	129,996

_______________________
(a) Represents annual grant for 2010 board service. (b) Represents the payment of Board and Committee fees due for the fourth quarter of 2008.

(4)

As of December 31, 2009, each non-employee director held the following shares of restricted stock:

Director	Shares of Restricted Stock Outstanding
William L. Transier	46,081
Todd A. Dittmann	56,980
David E. Preng	67,254
John T. Mills	41,034

_______________________

Code of Ethics; Corporate Governance Guidelines

We have adopted a Code of Business Conduct and Ethics, applicable to all employees, officers and directors, as well as a Code of Ethics for Chief Executive Officer and Senior Financial Officers specific to those officers and Corporate Governance Guidelines for the Board.  All of these documents are reviewed annually by the Corporate Governance and Nominating Committee.  Copies of these documents are available free of charge on our website at www.caldive.com under Corporate Governance and printed copies can also be obtained free of charge by sending a request to the Company’s Corporate Secretary at 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee of the Board of Directors of the Company was, during fiscal 2009, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries, or had any relationships requiring disclosure by the Company under Item 404 of Regulation S-K.

During fiscal 2009, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

PRINCIPAL STOCKHOLDERS

On March 12, 2010, the record date for the Annual Meeting, there were 94,183,224 shares of our common stock outstanding.  The following table sets forth, as of March 12, 2010, certain information regarding beneficial ownership of our common stock by (i) each of the Named Executive Officers (as defined below in “Executive Compensation”); (ii) each director of the Company; (iii) all of the Company’s directors and executive officers as a group and (iv) each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding common stock, all in accordance with Rule 13d-3 of the Exchange Act.  Based on information furnished to the Company by such stockholders, unless otherwise indicated, all shares indicated as beneficially owned are held with sole voting and investment power.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Common Stock
Quinn J. Hébert	748,440	*
Owen Kratz	33,000	*
Todd A. Dittmann	76,763	*
David E. Preng	114,933	*
William L. Transier	57,660	*
John T. Mills	73,313(1)	*
Scott T. Naughton	353,044	*
G. Kregg Lunsford	265,897	*
Bruce P. Koch	44,420	*
Lisa M. Buchanan	211,876	*
Samuel R. Shapiro Shapiro Capital Management LLC 3060 Peachtree Road Suite 1555 N.W. Atlanta, Georgia 30305	7,143,333(2)	7.59%
Andrew A. Ziegler and Carlene M. Ziegler Artisan Partners Holdings LP 875 East Wisconsin Avenue, Suite 800 Milwaukee, Wisconsin 53202	6,484,922(3)	6.89%
All executive officers and directors as a group (9 persons) (4)	1,713,449	1.82%

_______________________

*Less than 1%.

(1)

Includes 14,734 shares that may be acquired upon the exercise of immediately exercisable options.  These options were issued to Mr. Mills upon conversion of options to acquire Horizon common stock in connection with Cal Dive’s acquisition of Horizon in December 2007.

(2)

Based on such holder’s Schedule 13G filed with the SEC on February 3, 2010, all of the shares reported are owned by investment advisory clients of Shapiro Capital Management LLC and such clients have the right to receive dividends from and proceeds from the sale of such shares.  As disclosed in the Schedule 13G, Shapiro Capital has no knowledge that any such client has an interest relating to more than 5% of the class of securities to which the Schedule 13G relates.  As investment advisor, Shapiro Capital has voting and dispositive power with respect to such shares.  Mr. Shapiro is the Chairman, a director and majority shareholder of Shapiro Capital, in which capacity he exercises dispositive power over the shares, and thus may be deemed to have indirect beneficial ownership of such shares.  Mr. Shapiro, however, expressly disclaims such beneficial ownership.

(3)

Based on such holder’s Schedule 13G filed with the SEC on February 11, 2010, all of the shares reported are owned by investment advisory clients of Artisan Partners Holding LP (“Artisan Holdings”) and Artisan Partners Limited Partnership (“Artisan Partners”), and such clients have the right to receive dividends from and proceeds from the sale of such shares.  Artisan Partners and Artisan Holdings are investment advisers.  Artisan Holdings is the sole limited partner of Artisan Partners; Artisan Investments GP LLP (“Artisan Investments”) is the general partner of Artisan Partners; Artisan Investment Corporation (“Artisan Corp.”) is the general partner of Artisan Holdings; ZFIC, Inc. (“ZFIC”) is the sole stockholder of Artisan Corp.; and Mr. Ziegler and Ms. Ziegler are the principal stockholders of ZFIC.  As disclosed in the Schedule 13G, none of Artisan Partners, Artisan Corp., ZFIC, Mr. Ziegler and Ms. Ziegler has any knowledge that any client has an interest relating to more than 5% of the class of securities to which the Schedule 13G relates.

(4)

For 2009 the Named Executive Officers include both Mr. Lunsford, who served as our Chief Financial Officer until November 2009, and Mr. Koch who was named our Chief Financial Officer effective November 4, 2009.  Mr. Lunsford, however, is excluded from the total reflecting all directors and executive officers as a group as he is no longer an executive officer of the Company.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

The primary objectives of our compensation program are to attract and retain executives, to motivate them to achieve superior performance and to support and implement our business strategies, and to reward those executives for successful performance in a manner commensurate with the rewards given to their peers in our industry. Our compensation program is designed to create a positive environment in which the Named Executive Officers are enthusiastic about and committed to our Company and its objectives, core values and culture, and are working toward the successful long-term performance of the Company.

The primary elements of our executive compensation program are base salary, annual cash bonus and long-term equity incentive awards, and they are designed to:

•

be competitive with our Company’s peer group;

•

reflect the responsibility, complexity and difficulty of each executive’s position;

•

reward both individual and Company performance; and

•

promote pay equity among our employees.

We use each element of compensation to satisfy one or more of our stated compensation objectives by establishing the following targets:

•

total compensation, including base salary, annual cash bonus opportunity and long-term equity incentive grants, should be at levels competitive with peer companies that compete with Cal Dive for executive talent;

•

the annual cash bonus for an executive officer should reflect the achievement of Company-wide financial objectives as well as the achievement of personal performance goals and objectives;

•

each executive’s total cash compensation should be generally in the range of the 50th and 75th percentiles of the members of our peer group with whom we compete for executive talent, based on the individual’s experience level, duties and recent performance by the individual and the Company; and

•

long-term equity incentive compensation should be generally in the range of the 50th and 75th percentiles of our peer group based upon the experience level of the officer, the complexity of the officer’s duties and recent performance by the individual and the Company.

As our Company continues to mature, our Compensation Committee also intends to consider utilizing wealth accumulation analyses as a tool in setting total executive compensation levels.

Compensation Consultants

In order to determine the competitiveness of our executive compensation program as compared to other companies in our industry, our Compensation Committee has engaged independent compensation consultants to assist in the development and review of peer group compensation data.

In 2008, our Compensation Committee engaged Hewitt Associates LLC to prepare a competitive compensation analysis for our Named Executive Officers and our non-employee directors for 2009.  Our Compensation Committee selected Hewitt based upon a review of Hewitt’s experience and qualifications as compared to similar organizations.  Hewitt reported to and acted under the direction of our Compensation Committee.  Cal Dive’s senior management received Hewitt’s report and data; however, the Compensation Committee retained and exercised control and authority over Hewitt.

As part of its engagement, Hewitt evaluated the competitive posture of the levels of each element of our executive compensation program and the compensation mix relative to the marketplace.  Hewitt also evaluated the structure and design of our compensation components relative to the marketplace.  Hewitt recommended the peer group used for 2009 following discussions with Cal Dive’s senior management and our Compensation Committee chair, and considering the prior year’s peer group.  The peer group recommended by Hewitt consisted of the following ten companies:  Dril-Quip Inc., Global Industries Ltd., Gulfmark Offshore Inc., Hercules Offshore Inc., Natco Group Inc., Newpark Resources, Oceaneering International, Superior Energy Services Inc., TETRA Technologies Inc. and Tidewater Inc.  The peer group reflected the acquisition of Horizon (a former peer group member) by Cal Dive, the bankruptcy of Superior Offshore (a former competitor and peer group member) and a focus on companies more closely aligned with Cal Dive’s business and comparable in size (based on revenues, market capitalization and enterprise value).  The median peer group 2007 revenues, market capitalization and enterprise value were $875 million, $1.2 billion and $1.5 billion, respectively, compared to Cal Dive’s pro forma 2007 revenues (adjusted for the December 2007 acquisition of Horizon) of $1.0 billion, and 2007 market capitalization and enterprise value of $1.4 billion and $1.7 billion, respectively.

Hewitt provided data on total compensation (base salary, total cash compensation including bonus, and long-term equity awards) with respect to the 25th, 50th and 75th percentile from the peer group analysis, and presented this data to our Compensation Committee and senior management for their respective review and analysis. The Hewitt analysis was considered by the Compensation Committee when making equity grants to the executive officers in December 2008 and in setting 2009 compensation.

In May 2009, the Compensation Committee renewed its engagement of Hewitt to prepare a competitive compensation analysis for our Named Executive Officers and our non-employee directors for 2010.  In December 2009 the Compensation Committee approved the following changes to the 2009 peer group for its 2010 compensation decisions:  the addition of Helix Energy Solutions Group, Inc. and Trico Marine Services, Inc., and the removal of Natco Group Inc.  The changes in the peer group reflected the completion of the divestiture by Helix of substantially all of its shares of our common stock and a continuing focus on companies more closely aligned with our business.  The median peer group 2008 revenues, and market capitalization and enterprise value as of October 30, 2009 were $1.1 billion, $830 million and $1.3 billion, respectively, compared to Cal Dive’s of $857 million, $711 million and $944 million, respectively.

During 2008 and 2009, Hewitt was not engaged to provide any other services for our management or the Company.

Role of Executive Officers in Compensation Decisions

Our Chief Executive Officer and Chief Financial Officer review the consultants’ reports and evaluate each Named Executive Officer’s compensation based upon his or her experience level, the difficulty and complexity of the position, and the compensation of peer level officers in peer group companies.  Our Chief Executive Officer also reviews the performance of each Named Executive Officer other than himself and makes recommendations to our Compensation Committee regarding base salary adjustments, cash bonus opportunity amounts and payouts, and equity incentive compensation awards for each of the Named Executive Officers.  Although the Compensation Committee considers the Chief Executive Officer’s recommendations, the Compensation Committee makes all final determinations regarding executive officer compensation.

Compensation Components

As described above, annual executive compensation for the Named Executive Officers consists of base salary, cash bonus and long-term equity incentive awards plus employee benefits. At its December 2008 meeting, our Compensation Committee established the base salary and bonus opportunity amounts for each of the Named Executive Officers for 2009.

The Compensation Committee does not use a rigid formula for allocating between cash and non-cash compensation, and retains authority to adjust any element of an executive’s compensation as it deems appropriate.  Total cash compensation (salary plus annual cash bonus) is designed to recognize each individual officer’s responsibilities, role in the organization, and experience and contributions to the Company, whereas the purpose of long-term equity-based compensation (including restricted stock awards, performance share units and shares that may be acquired through a tax-qualified employee stock purchase plan) is to align employee and stockholder interests, as well as to attract, retain and motivate employees.

We believe it is important that we monitor the compensation practices of our peer group with whom we compete for executive talent.  Based on the analysis prepared by Hewitt, the elements of our compensation program, as well as the percentage mix of the various elements, are generally in line with those of our peer companies.  The compensation package mix for the Named Executive Officers for fiscal 2009 consisted of total cash compensation of approximately 44% of total compensation, compared to our peer group mix of approximately 44%, with base salaries of approximately 23% of total compensation compared to our peer group’s mix of approximately 28%.  We believe that the compensation program as adopted by the Compensation Committee achieves our objectives of attracting and retaining key executive officers, motivating such officers to achieve superior performance and rewarding such officers for successfully achieving the objectives established for them.

While risk-taking is a necessary part of growing a business, the Compensation Committee has focused on aligning our compensation policies with the long-term interests of Cal Dive and avoiding short-term rewards for management decisions that could pose long-term risks to Cal Dive.  Although a significant portion of our executive compensation program is performance-based, we believe we have allocated our compensation among base salary and short and long-term compensation target opportunities in such a way as to not encourage excessive or unnecessary risk-taking.  With the addition of the performance share units awarded to our Named Executive Officers in December 2009 as described below under “Long-Term Equity Compensation,” approximately 50% of each such officer’s total compensation is performance-based, or at-risk, with about 23% based on short-term, and 27% based on long-term, objectives.  In addition, the multi-year vesting of our equity awards help mitigate risk, and our stock ownership guidelines ensure that each executive will have a significant amount of personal wealth tied to the long-term holdings in our stock.

Base Salary

In setting base salaries for 2009, our Compensation Committee reviewed the information provided by Hewitt regarding compensation of executive officers at our peer group companies and the recommendations of our Chief Executive Officer, and determined that increases were appropriate to bring the base salaries for Named Executive Officers up to approximately the 50th percentile of our peer group.  Due to the uncertainty created by the financial market crisis in late 2008; however, the Compensation Committee accepted management’s recommendation that there be no increases in base salary for 2009.  Mr. Koch’s base salary of $300,000 was established in the terms of his employment offer, which was negotiated between Mr. Koch and the Company.  Mr. Koch’s base salary was designed to be commensurate with the base salary he was receiving from his former employer.  As a result of the decision to forego base salary increases, our Named Executive Officers remained in the 25th percentile of our peer group for 2009 for base salaries.

Annual Cash Bonus

Under our annual cash bonus plan, our executive officers are eligible to receive a cash bonus equal to a percentage of their base salary based on the achievement of pre-established Company financial and personal performance goals.  If the Company achieves results on its financial performance goal that fall within minimum and maximum percentages set by the Compensation Committee, the individual would earn a corresponding percentage of the Company performance component of his or her target bonus award.  The personal performance component would be earned if the individual achieved specified personal goals established for the year by the individual and his or her supervisor, but only if the Company achieved at least an established minimum percentage of its financial performance goal for the year.

As shown below, the 2009 target bonus amounts for the Named Executive Officers were established by the Compensation Committee at its December 2008 meeting and were set at levels slightly below the maximum bonus opportunities that had been set for 2008 (except for Ms. Buchanan, whose 2009 target was set at slightly above her maximum bonus opportunity for 2008).

	2008 Bonus Opportunity	2009 Bonus Opportunity
	% of Base	% of Base Salary
Named Executive Officers	Salary	Minimum	Target	Maximum
Quinn J. Hébert	145	111	130	150
Scott T. Naughton	100	81	96	110
G. Kregg Lunsford	94	78	91	105
Lisa M. Buchanan	83	74	87	100

The targets were set such that the maximum bonus opportunities (at the 125% achievement level) would be near the 50th percentile of our peer companies in terms of maximum bonus as a percent of base salary.  In the terms of his employment offer, Mr. Koch’s 2010 bonus target was set at $275,000, which was commensurate with the bonus he received from his prior employer, and for 2009 he was eligible for a prorated award of up to $46,000.

For 2009, the annual cash bonus program for each of the Named Executive Officers was based on the following:

•

60%

the Company’s financial performance goal; and

•

40%

personal performance goals.

As established by the Compensation Committee in early 2009, the Company performance goal for 2009 was based on the Company achieving $220 million in EBITDA for the year.  Further, the minimum percentage of this goal required in order for the personal performance component of the target bonus to be earned was 50%, and the minimum and maximum percentages within which the executive officers could earn the Company performance component of their target bonuses was 75% and 125% of this goal, respectively.

Each Named Executive Officer’s personal performance goals were discussed and agreed to by the applicable officer and the Chief Executive Officer and provided to the Compensation Committee for review and approval.  The Compensation Committee approved the personal performance goals for each executive and determined that 30% of the personal performance portion of the annual bonus for 2009, or 12% of the total target bonus amount, would be awarded based solely on the discretion of the Compensation Committee.

For 2009, the personal performance goals for the Named Executive Officers primarily included the following:

Named Executive Officer	Personal Performance Goals
Quinn J. Hébert

•

lead the Company’s focus on cost control measures and client relations in the challenging operating environment expected for 2009;

•

lead the Company’s expansion strategy into international areas safely and profitably; and

•

achieve significant improvement in safety performance.

Scott T. Naughton

•

manage cost controls and client relations in regards to winning and executing awarded work;

•

achieve significant improvement in safety performance;

•

manage the Company’s capital plan and operating budget; and

•

lead the Company’s expansion strategy in international areas safely and profitability.

G. Kregg Lunsford

•

continue successful implementation of enterprise reporting platform and enterprise risk management program;

•

lead timely and accurate preparation and filing of regulatory and financial reports and cost-effective internal control compliance;

•

manage and maintain compliance with credit facility covenants and relationships with lenders; and

• monitor, communicate and manage our exposure to customers and other counterparties.
Lisa M. Buchanan

•

effectively advise on Board governance, corporate strategy and initiatives, legal matters, investor relations, contract management and regulatory and legal compliance;

•

lead timely and accurate preparation and filing of regulatory reports; and

•

lead successful and cost-effective resolution of legal claims and disputes.

In early 2010, the Compensation Committee considered the Company’s 2009 performance and the individual performance of the Named Executive Officers.  The Compensation Committee recognized that the Company achieved approximately 98% of its budgeted EBITDA target of $220 million.  A reconciliation of 2009 reported EBITDA, a non-GAAP financial measure, to reported net income for 2009 is as follows:

Year Ended December 31, 2009
(in thousands)
EBITDA (unaudited)	$216,453
Less: Depreciation and amortization	76,313
Less: Non-cash stock compensation expense	7,272
Less: Interest expense (income)	13,801
Less: Provision for income taxes	41,910
Less: Non-cash impairment charge	530
Net income	$76,627

The Compensation Committee also recognized the Company’s following accomplishments during 2009: (i) the Company generated approximately 98% of its budgeted EBITDA in a very difficult year with reduced commodity prices and capital spending by our customer base; (ii) the Company successfully managed its capital plan for 2009; (iii) the Company successfully managed its balance sheet in terms of debt levels and maintained liquidity in the face of a very volatile and uncertain financial and economic climate; (iv) the Company’s international revenues increased to approximately 33% of the Company’s total 2009 revenues, representing a 9.2% increase over 2008; (v) the Company achieved significant improvements in its safety performance; and (vi) the Company completed the monetization of Helix’s interest in Cal Dive through two very successful secondary public offerings and two stock repurchase transactions.  In addition, the Committee noted that the Company had successfully implemented the Oracle enterprise reporting platform worldwide, relocated members of its senior management, including its Chief Financial Officer, to the Singapore office to capitalize on opportunities in the Eastern Hemisphere, recruited a new Chief Financial Officer and implemented a significant and comprehensive cost reduction program designed to put the Company in a position to successfully emerge from the current distressed market conditions.  In establishing the 2009 annual incentive criteria for the Named Executive Officers, the Compensation Committee reserved the right to use its discretion to increase or decrease the payout amount that would be generated by the pre-established formula, whether resulting from personal performance criteria or one of the budget related financial goals.  After considering these factors and evaluating each officer’s achievement of his or her personal performance goals, the Compensation Committee approved an annual incentive award for each Named Executive Officer equal to approximately 98% of the Company performance portion, and 100% of the personal performance portion, of the total target bonus opportunity for each officer.

Long-Term Equity Compensation

We believe that providing long-term equity incentive compensation to our executives advances the best interests of the Company and its stockholders by providing those persons who have substantial responsibility for the management and growth of our Company with additional performance incentives that align their economic interests with the interests of our stockholders.  We have historically viewed time-vested restricted stock awards as the most efficient way to reward our executive officers due to the historic volatility of our stock and the stock of companies in our industry.  Currently, restricted stock as a form of long-term equity incentive compensation is widely used in the energy industry and particularly by our peer group.  We believe that in a cyclical industry like ours, the use of restricted stock encourages executives to remain with our Company throughout periods of stock price volatility.  In 2008, our Compensation Committee considered changing the design of our long-term equity incentive program to include additional forms of equity incentives.  However, the Compensation Committee decided not to make any changes in plan design for 2009 given the substantial ownership of our common stock that was then held by Helix (57.2% at December 31, 2008) and the resulting lack of true comparability with the stock performance of our peer companies.  Thus for 2009, our long-term equity incentives remained entirely in the form of time-vested restricted stock.  During 2009, Helix reduced its ownership in our stock to 500,000 shares, or less than 1% of our common stock, and in December 2009, our Compensation Committee approved a change in the design of our long-term incentive plan by making 50% of the long-term incentive award in the form of restricted stock and 50% in the form of performance share units.

As with other elements of executive compensation, it is our intent that each executive officer receives a long-term equity incentive award in an amount based on the value of the underlying award necessary to place the applicable officer in the range of the 50th and 75th percentiles for equity incentive compensation for officers in similar positions at companies in our peer group.  Annual grants of equity incentive compensation are made in December of each year for the subsequent year, with the number of shares or units granted based on the dollar value of each award divided by the closing price for the Company’s common stock on the date of grant.

In December 2008, our Compensation Committee awarded our Named Executive Officers shares of restricted stock that vest in 20% annual increments over a five-year period from the date of grant.  The value of the underlying awards was maintained at the same value as was awarded to the Named Executive Officers for 2008, despite the lower per share stock price of our common stock ($6.32 per share in December 2008 compared to $10.33 in February 2008).  This resulted in a larger number of shares being issued to each recipient.  The Compensation Committee determined that this was appropriate based on the positive financial and operating performance of the Company, the personal performance of the executive officers during 2008, and the fact that the Named Executive Officers were foregoing base salary increases for 2009.  Based on the peer group data, the value of the equity incentive awards for 2009 fell slightly above the 50th percentile of our peer companies.

In December 2009, the Compensation Committee granted to each of the Named Executive Officers a long-term equity incentive for 2010 with the same total value as was awarded for 2009, except for Mr. Koch, who received the value that had been contained in his offer of employment in November 2009.  The value of the long-term equity incentives awarded to Mr. Koch was equivalent to the amount awarded Mr. Lunsford, our former Chief Financial Officer.  However in this award, 50% of the award was made in shares of restricted stock and 50% was in the form of performance share units, as described below.  The number of shares of restricted stock awarded was based on the closing price of our common stock on the date of grant, vesting over a three-year period.  The number of performance share units awarded was also based on the closing price of our common stock on the date of grant.

Each performance share unit represents the contingent right to receive the cash value of a share of our common stock dependent upon our total stockholder return relative to our peer companies over a three-year performance period ending December 31, 2012.  Based on the achievement of the performance goals, the units vest 100% on December 31, 2012 and are payable in cash unless the Compensation Committee determines to pay in stock.  The awards are earned to the extent our total stockholder return (“TSR”) for the three-year performance period meets or exceeds certain thresholds relative to the total stockholder return for the peer group of eleven companies discussed above under “Compensation Consultants.”  The grant of performance share units to each Named Executive Officer represents the target award.  If our TSR at the end of the performance period is at the 50th percentile relative to the peer group, 100% of the target award will be earned; if our TSR is below the 25th percentile, no award will be paid, and if our TSR is at or above the 100th percentile relative to the peer group, each Named Executive Officer has the opportunity to receive a maximum payout equal to 200% of the units granted to him or her.  If we have a negative TSR over the performance period, there will be no payout if our TSR is at or below the 25th percentile relative to the peer group, and the maximum award that can be earned is 100% of the units granted if our negative TSR is at the 100th percentile relative to the peer group.

Perquisites

Our Named Executive Officers participate in employee benefit plans generally available to all employees.  We do not provide defined benefit pension arrangements, post-retirement health coverage, or similar benefits for our executives or employees.  Other than the severance agreements discussed below, we do not provide any perquisites or other personal benefits to our Named Executive Officers that are not provided generally to all employees.

Severance Benefits

Effective as of January 1, 2008, our Compensation Committee approved Severance and Change of Control Agreements for each of the Named Executive Officers that provide certain severance payments and benefits if the officer is terminated under certain circumstances that are described in detail below under “Potential Payments Upon Termination or Change in Control.”  The Severance and Change of Control Agreements are designed to promote stability and continuity of senior management.  We believe that severance protection, particularly in the change of control context, can play a valuable role in attracting and retaining key executive officers by providing protections commonly found in the marketplace.  Based on general guidance from our compensation consultants, the Compensation Committee determined to retain the level of severance benefits for Messrs. Naughton and Lunsford that existed under prior agreements, to extend those same benefits to Ms. Buchanan, and to marginally increase the severance benefit payable to Mr. Hébert upon a termination of employment following a change in control.  Upon the commencement of his employment in November 2009, Mr. Koch received a Severance and Change of Control Agreement containing the same level of severance benefits as Messrs. Naughton and Lunsford and Ms. Buchanan.  Although we consider these severance protections an important part of benefits afforded our executives, the existence of these arrangements does not impact our decisions regarding other components of our executive compensation program.

Stock Ownership Guidelines

In 2009, the Board adopted stock ownership guidelines for our officers, including our Named Executive Officers, requiring such officers to accumulate over a five-year period shares of our common stock worth five times (in the case of the Chief Executive Officer) or three times (in the case of the other Named Executive Officers) each such officer’s annual base salary.  Shares of restricted stock granted to such officers are counted toward these stock ownership guidelines.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits us from deducting more than $1 million in compensation paid to certain executive officers in a single year.  An exception to the $1 million limit is provided for “performance-based compensation” that meets certain requirements, including approval by the stockholders.  The annual cash compensation paid and the restricted stock granted to our executive officers have not been structured to qualify as performance-based compensation under Section 162(m).  As a result, not all of the compensation paid to our Chief Executive Officer and certain of our other executive officers for 2009 will be deductible by us.  The performance share units awarded to our executive officers in December 2009 have been structured to qualify as performance-based compensation under Section 162(m).

In general, our Compensation Committee attempts to structure the compensation of our Named Executive Officers to qualify for the exception to Section 162(m); however, it does not have a formal policy requiring all compensation to be deductible.  Our Compensation Committee continues to monitor compensation levels and may consider restructuring our executive compensation programs in the future to fall within the performance-based exception under Section 162(m).  However, we may forego future tax deductions if we believe it is in the best long-term interests of our stockholders.

Other Benefits

For 2009, all employees (including our executive officers) who participate in our 401(k) plan received matching funds in an amount equal to 50% of the employee’s contribution, up to 5% of salary (including bonus) subject to contribution limits.  Management decided to suspend this match for 2010.

For 2009, we also offered all employees (including our executive officers) the opportunity to buy Company stock through a tax-qualified Employee Stock Purchase Plan.  Under this plan, employees may choose to buy shares of Company stock at a 15% discount to the market price (subject to certain limitations).  The objective is to encourage employees to participate in the ownership of the Company and to allow employees to share in the value of our stock over time.  At the end of 2009, almost all of the shares authorized to be issued under this plan had been issued, and management decided to suspend the plan for 2010.

REPORT OF THE COMPENSATION COMMITTEE ON

FISCAL 2009 EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” to be included in the Company’s 2010 Proxy Statement on Schedule 14A, filed pursuant to Section 14(a) of the Exchange Act.  Based on that review and discussion, the Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement and Annual Report on Form 10-K.

COMPENSATION COMMITTEE:
William L. Transier, Chair
David E. Preng
John T. Mills

EXECUTIVE COMPENSATION

2009 Summary Compensation Table

The following table summarizes the compensation for the last three fiscal years for each of:  (i) our chief executive officer, (ii) each person serving as our chief financial officer during 2009, and (iii) each of our other executive officers (Named Executive Officers).  The Company has only four executive officers.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards	Non-Equity Incentive Plan Compensation (1)	All Other Compensation (2)	Total
Quinn J. Hébert	2009	$541,000	$ —	$2,023,479(3)	$699,000(4)	$6,125	$3,269,604
President and Chief Executive Officer	2008	541,000	—	3,650,002(5)	767,340(6)	5,625	4,963,967
	2007	438,864	—	— (5)	646,000(7)	5,625	1,090,489

Scott T. Naughton	2009	376,000	—	910,286(3)	357,000(4)	6,125	1,649,411
Executive Vice President and	2008	376,000	—	1,641,997(5)	368,480(6)	5,625	2,392,102
Chief Operating Officer	2007	286,965	—	— (5)	384,000(7)	5,195	676,160

G. Kregg Lunsford(8)	2009	276,000	—	697,394(3)	250,000(4)	6,125	1,229,519
Former - Executive Vice President and	2008	276,000	—	1,257,992(5)	254,800(6)	5,625	1,794,417
Chief Financial Officer	2007	227,982	—	— (5)	263,000(7)	5,472	496,454

Bruce P. Koch(8)	2009	47,500	46,000(9)	697,394(3)	— (4)	312	791,206
Executive Vice President and
Chief Financial Officer

Lisa Buchanan	2009	263,000	—	590,963(3)	227,000(4)	6,125	1,087,088
Executive Vice President,	2008	263,000	—	1,065,994(5)	213,640(6)	5,625	1,548,259
General Counsel and Secretary	2007	190,000	—	— (5)	196,000(7)	3,344	389,344

_______________________

(1)

The compensation reflected is based on the applicable year’s performance but was paid in the following fiscal year.

(2)

Consists of matching contributions made by the Company through its Retirement Plan. The Company’s Retirement Plan is a 401(k) retirement savings plan under which for the years presented the Company matched 50% of employees’ pre-tax contributions up to 5% of cash compensation (including bonus) subject to contribution limits.

(3)

Reflects the aggregate grant date fair value of shares of restricted stock and performance share units awarded in December 2009.  The total award was made 50% in shares of restricted stock and 50% in performance share units.  The restricted stock vests one-third per year over three years.  Each performance share unit represents a contingent right to receive the cash value of one share of our common stock dependent upon our total stockholder return relative to a peer group of companies over a three-year performance period ending on December 31, 2012.  The units vest 100% on December 31, 2012 and are payable in cash unless the Compensation Committee determines to pay in stock.  A maximum of 200% of the number of performance share units granted may be earned if performance at the maximum level is achieved.  Thus, the maximum aggregate grant date fair value of the 2009 stock awards for each of the Named Executive Officers assuming maximum payout of the performance share units is as follows:  for Mr. Hébert - $3,134,459; for Mr. Naughton - $1,410,073; for Mr. Lunsford - $1,080,295; for Mr. Koch - $1,080,295; and for Ms. Buchanan - $915,429.

(4)

For 2009, the Named Executive Officers were eligible for annual cash incentives based 60% on Company financial goals and 40% on personal performance goals.  The actual payments to such officers consisted of amounts based on Cal Dive’s performance compared to a pre-established consolidated EBITDA goal and the individual achieving personal performance goals.  Mr. Koch’s employment started in November 2009 and thus he was not eligible for an award under our annual cash bonus plan, although the Compensation Committee did award him a discretionary bonus.  For more information, see the section titled “Compensation Discussion and Analysis.”

(5)

For 2008, relates to grants of Cal Dive restricted stock made on February 27, 2008 and December 19, 2008.  Amounts shown reflect the aggregate grant date fair value of the awards.  We typically make awards of equity-based compensation in December of each year for the following year.  The award that should have been made in December 2007 for 2008 was delayed to February 2008 due to the closing of our acquisition of Horizon in December 2007.  Thus, there was no award of equity-based compensation to the Named Executive Officers in 2007, and there were two awards in 2008.

(6)

For 2008, the Named Executive Officers were eligible for annual cash incentives based on Company financial performance and personal performance goals.  The actual payments to such officers consisted of amounts based on Cal Dive’s domestic and international groups’ performance compared to pre-established pre-tax income goals, the Company’s performance compared to a pre-established consolidated EBITDA goal and the individual achieving personal performance goals.

(7)

For 2007, the Named Executive Officers were eligible for annual cash incentives based on achievement of corporate financial goals.  The actual payments to such officers consisted of amounts based on Cal Dive’s domestic and international groups’ performance compared to pre-established pre-tax income goals, as adjusted by discretionary amounts awarded by the Compensation Committee.

(8)

On September 1, 2009, Mr. Lunsford was named the Executive Vice President – Eastern Hemisphere.  Mr. Lunsford also continued to serve as Executive Vice President, Chief Financial Officer and Treasurer of the Company until the November 4, 2009 appointment of Mr. Koch.  On November 4, 2009, Mr. Lunsford stepped down as Executive Vice President, Chief Financial Officer and Treasurer and was replaced by Mr. Koch.  Mr. Lunsford remains employed by the Company as Executive Vice President – Eastern Hemisphere.

(9)

For 2009, Mr. Koch was eligible for a  discretionary bonus in a prorated amount of his 2010 bonus target up to $46,000.

_______________________

Grants of Plan-Based Awards in Fiscal Year 2009

The following table sets forth certain information with respect to grants of plan-based awards during the fiscal year ended December 31, 2009 to each of our Named Executive Officers.  All equity awards were made through our 2006 Long-Term Incentive Plan (the “2006 Plan”).

		Estimated Possible	Estimated Future	All Other
		Payouts Under	Payouts Under	Stock Awards:	Grant Date
		Non-Equity Incentive	Equity Incentive	Number of	Fair Value
		Plan Awards (1)	Plan Awards (2)	Shares of	of Stock
	Grant	Threshold/Target/	Threshold/Target/	Stock or	and Option
Name	Date	Maximum ($)	Maximum (#)	Units (#) (2)	Awards ($)
Quinn J. Hébert
Annual Cash Incentive	—	$600,100/706,000/811,900	—	—	$ —
Restricted Stock Grant	12/10/09	—	—	128,884	912,499
Performance Share Unit Grant	12/10/09	—	0/128,884/257,768	—	1,110,980

Scott T. Naughton
Annual Cash Incentive	—	306,000/360,000/414,000	—	—	—
Restricted Stock Grant	12/10/09	—	—	57,980	410,498
Performance Share Unit Grant	12/10/09	—	0/57,980/115,960	—	499,788

G. Kregg Lunsford
Annual Cash Incentive	—	214,200/252,000/289,800	—	—	—
Restricted Stock Grant	12/10/09	—	—	44,420	314,494
Performance Share Unit Grant	12/10/09	—	0/44,420/88,840	—	382,900

Bruce P. Koch
Restricted Stock Grant	12/10/09	—	—	44,420	314,494
Performance Share Unit Grant	12/10/09	—	0/44,420/88,840	—	382,900

Lisa M. Buchanan
Annual Cash Incentive	—	194,650/229,000/263,350	—	—	—
Restricted Stock Grant	12/10/09	—	—	37,641	266,498
Performance Share Unit Grant	12/10/09	—	0/37,641/75,282	—	324,465

_______________________

(1)

Reflects threshold, target and maximum bonus opportunity under Cal Dive’s annual incentive bonus plan.  For 2009, the annual incentive bonus plan was structured such that 40% of the target bonus was based on the achievement of personal performance goals and 60% was based on the achievement of a Company financial target.  A participant could earn between 75% and 125% of the Company financial performance component based on the level of actual performance by the Company relative to its financial target.  For the actual results, see the sections titled “Compensation Discussion and Analysis” and “Executive Officer Compensation – 2009 Summary Compensation Table.”

(2)

The shares of restricted stock vest one-third per year over three years and vest in full upon a change of control as defined in the 2006 Plan.  The performance share units represent the contingent right to receive the cash value of a share of our common stock dependent upon our total stockholder return relative to a peer group of companies over a three-year performance period ending on December 31, 2012.  The units vest 100% on December 31, 2012 and are payable in cash unless the Compensation Committee determines to pay in stock.  A maximum of 200% of the number of performance share units granted may be earned if performance at the maximum level is achieved.

_______________________

Outstanding Equity Awards at December 31, 2009

The following table sets forth certain information with respect to the value of all unvested restricted stock and performance share units previously awarded to the Named Executive Officers as of the end of the fiscal year ended December 31, 2009.  There were no unexercised options outstanding at December 31, 2009.

Stock Awards
Name	No. of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Quinn J. Hébert	102,155(1)	$ 772,292(2)	128,884(6)	$974,363(2)
	141,336(3)	1,068,500(2)
	231,013(4)	1,746,458(2)
	128,884(5)	974,363(2)

Scott T. Naughton	47,808(1)	361,428(2)	57,980(6)	438,329(2)
	63,582(3)	480,680(2)
	103,924(4)	785,665(2)
	57,980(5)	438,329(2)

G. Kregg Lunsford	30,361(1)	229,529(2)	44,420(6)	335,815(2)
	48,712(3)	368,263(2)
	79,620(4)	601,927(2)
	44,420(5)	335,815(2)

Bruce P. Koch	44,420(5)	335,815(2)	44,420(6)	335,815(2)

Lisa Buchanan	27,951(1)	211,310(2)	37,641(6)	284,566(2)
	41,278(3)	312,062(2)
	67,468(4)	510,058(2)
	37,641(5)	284,566(2)

_______________________

(1)

Shares of Cal Dive restricted stock granted on December 19, 2006.  Shares with respect to 53% vest in annual 20% increments over a five-year period from the date of grant, shares with respect to 28.4% vest in annual 20% increments over a five-year period from December 19, 2007, and the balance vests in annual 20% increments over a five-year period from December 19, 2008.

(2)

Based on the closing sales price of Cal Dive common stock on December 31, 2009 of $7.56.

(3)

Shares of Cal Dive restricted stock granted on February 27, 2008.  The shares vest 20% per year over a five-year period.

(4)

Shares of Cal Dive restricted stock granted on December 19, 2008.  The shares vest 20% per year over a five-year period.

(5)

Shares of Cal Dive restricted stock granted on December 10, 2009.  The shares vest one-third per year over a three-year period.

(6)

Performance Share Units granted on December 10, 2009.  The units vest 100%, dependent upon our stock performance relative to our peer group companies, on December 31, 2012.

_______________________

Option Exercises and Stock Vested During 2009

The following table sets forth certain information regarding the vesting of restricted stock during the fiscal year ended December 31, 2009 for each of the Named Executive Officers.  There were no stock option exercises during 2009.

	Stock Awards
Name	No. of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Quinn J. Hébert	35,334(1)	$178,437
	96,214(2)	717,756

Scott T. Naughton	15,895(1)	80,270
	43,981(2)	328,098
	893(3)	7,733
	994(3)	8,608

G. Kregg Lunsford	12,178(1)	61,499
	32,083(2)	239,339
	642(3)	5,560
	747(3)	6,469

Bruce P. Koch	—	—

Lisa M. Buchanan	10,319(1)	52,111
	27,389(2)	204,322
	836(4)	9,087

_______________________

(1)

Represents Cal Dive shares vested on February 27, 2009 on which day the closing price of Cal Dive common stock was $5.05.

(2)

Represents Cal Dive shares vested on December 19, 2009; on which day the closing price of Cal Dive common stock was $7.46.

(3)

Represents Helix shares vested on January 5, 2009 (the first trading day following January 3, which was a Saturday); on which day the closing price of Helix common stock was $8.66.

(4)

Represents Helix shares vested on June 30, 2009; on which day the closing price of Helix common stock was $10.87.

_______________________

Employment Agreements and Change of Control Provisions Related to Named Executive Officers

On February 27, 2008, the Compensation Committee of our Board of Directors approved Severance and Change of Control Agreements between Cal Dive and each of Messrs. Hébert, Naughton and Lunsford, and Ms. Buchanan.  These agreements provide for certain severance benefits upon a termination of the executive’s employment both prior to and following a change of control, as defined in the agreements.  Mr. Koch received the same agreement upon the commencement of his employment in November 2009.

Each of the agreements provides, among other things, that until the first or second anniversary date of termination of the executive’s employment with us (depending on the event of termination), the executive shall not, directly or indirectly, anywhere in the world where we are then doing business, engage in any business in direct competition with our subsea marine construction business.

If during the term of the agreements, an executive terminates his or her employment for “Good Reason” or is terminated without “Cause” prior to a “Change of Control,” such executive would (a) receive a lump sum payment from us equal to one times the sum of the executive’s then current annual base salary and a prorated portion of his or her target bonus for the year (based on the number of days in the year preceding the date of termination), (b) have accelerated vesting of any stock options, restricted stock or restricted stock units granted to the executive that were scheduled to vest by their terms within 12 months following the date of termination and (c) continue to receive welfare plan and other benefits from us for a period of one year.

In the case of a termination of the executive’s employment without “Cause” or by the executive with “Good Reason” within two years after a “Change of Control,” the executive would (a) receive a lump sum payment from us equal to 2.99 times (in the case of Mr. Hébert) or two times (in the case of the other executives) the sum of the executive’s then current base salary and target bonus for the year, (b) have accelerated vesting of all stock options, restricted stock and restricted stock units granted to the executive prior to the date of termination and (c) continue to receive welfare plan and other benefits from us for a period of two years.

For purposes of the agreements, “Good Reason” includes a material reduction of the executive’s base salary, a material diminution in the executive’s duties and status, changes in the location at which the executive is based and certain breaches of the agreement.  The definition of a “Change of Control” for purposes of the agreements is the same as that contained in our 2006 Plan, as it was amended and restated in 2007, and would be deemed to occur upon the acquisition by any person or group of 30% or more of our outstanding stock, consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of our assets, or upon the individuals constituting our Board ceasing to constitute at least a majority of the Board.  Finally, for purposes of the agreements, “Cause” includes the executive’s breach of the agreement or certain policies of the Company, felony conviction, knowing falsification of reports filed with the SEC or any exchange on which the Company’s stock is listed, or failure to perform his or her duties as instructed by the Board.

The agreements have an initial term of two years, which terms are automatically extended for successive two-year terms unless either party gives written notice to the other not later than 90 days prior to the expiration of the then-current term.  Notwithstanding any non-extension notice given by the Company, if a Change of Control occurs during the term of the agreement, the agreement shall continue in effect through the second anniversary of the Change of Control.  The agreements provide that, if any payment to one of the covered executives will be subject to any excise tax under Section 4999 of the Internal Revenue Code, a “gross-up” payment would be made to place the executive in the same net after-tax position as would have been the case if no excise tax had been payable.

Potential Payments Upon Termination or Change in Control

The following information and the “Estimated Payments on Termination or Change in Control” table below set forth the amount of payments to each of our Named Executive Officers in the event of (i) a termination of employment as a result of normal and early retirement, death or disability, (ii) voluntary termination by the Named Executive Officer, or termination by the Company for “Cause,” (iii) involuntary termination by the Company without “Cause,” or by the Executive for “Good Reason” prior to a change in control, or (iv) termination without

“Cause” or by the Executive for “Good Reason” following a change in control, all as if such termination occurred on December 31, 2009.  The table below also sets forth the amount of payments to each of our Named Executive Officers in the event of a change of control without a termination of employment, effective upon December 31, 2009.

As described above, at December 31, 2009, we had Severance and Change of Control Agreements with all of our Named Executive Officers.  We do not otherwise have any severance policy or arrangement that provides for payments to a Named Executive Officer in the event of a termination of employment except provisions contained in the agreements governing their equity incentive awards.

Assumptions and General Principles.  The following assumptions and general principles apply with respect to the following table and any termination of employment of a Named Executive Officer:

•

The amounts shown in the table below assume that the employment of each Named Executive Officer was terminated or the change of control occurred on December 31, 2009.

•

A Named Executive Officer is entitled to receive amounts earned during his term of employment regardless of the manner in which the Named Executive Officer’s employment is terminated.  These amounts include earned but as yet unpaid base salary and unused vacation pay through the date of termination.  These amounts are not shown in the table below because they are not severance payments.

•

In general, a Named Executive Officer must continue to be employed at the time of payment to be entitled to receive an annual cash bonus pursuant to our annual performance bonus plan.  In the event a termination occurs prior to that time, the Compensation Committee has discretion to award the Named Executive Officer an annual bonus payment that would approximate a prorated amount of the payment the Named Executive Officer would have received under the plan and takes into consideration the Named Executive Officer’s performance and contributions to achieving the performance criteria under the plan to the date of termination.  Discretionary annual cash bonuses are not typically awarded in the event of a voluntary termination or a termination for Cause.

•

Because we have assumed a December 31, 2009 termination date, our Compensation Committee has the discretion to pay each of the Named Executive Officers the amount of the annual cash bonus earned under the plan for 2009, except in cases of voluntary termination or termination for Cause.  Therefore, the amount set forth in the table below for annual cash bonus payment is the actual annual incentive compensation paid to each Named Executive Officer for 2009 performance.  We have assumed that this amount would be paid in addition to any other severance payment due.

Normal and Early Retirement.  A Named Executive Officer is eligible to elect retirement at any age.  The Named Executive Officers are not entitled to any additional payments or benefits upon retirement other than (i) any amounts accrued and vested in such Named Executive Officer’s account under our 401(k) Plan, and (ii) any amounts accrued in such Named Executive Officer’s account under the Employee Stock Purchase Plan.  Any unvested stock options or restricted stock are typically forfeited upon retirement although the Compensation Committee has discretion to provide otherwise.  We are assuming for purposes of the table below that the Compensation Committee would award the Named Executive Officers their 2009 annual cash bonus upon retirement on December 31, 2009 and would accelerate the vesting of any unvested Cal Dive restricted stock.  The amounts set forth in the table for restricted stock reflect the number of shares of restricted stock for which vesting would accelerate multiplied by the $7.56 closing price of Cal Dive’s common stock on December 31, 2009.  The performance share unit agreements provide that upon retirement (as defined in the agreement as retirement at or after the age of 55 with at least five years of service), the officer shall vest in a number of units determined by multiplying the number of units granted by a fraction, the numerator of which is the number of full months between the beginning of the performance period and the date of termination, and the denominator of which is 36.  As the performance share units were granted on December 10, 2009 and the beginning of the performance period is January 1, 2010, no units would vest upon a termination due to retirement on December 31, 2009.

Death and Disability.  The Named Executive Officers are not entitled to any payments or benefits upon death, other than any proceeds under the Company’s life insurance benefits provided to all Company employees, for which the employees pay the premiums.   Likewise upon disability the Named Executive Officers are only entitled to such benefits as they may receive under the Company’s long term disability policy available to all employees.   Since these benefits are paid for by the executive and are no more favorable for the Named Executive Officers than for any other Company employee, no amounts are shown in the table below for these benefits.  All unvested stock options and restricted stock would be forfeited, unless accelerated in the discretion of the Compensation Committee.  We are assuming for purposes of the table below that the Compensation Committee would award the Named Executive Officers their 2009 annual cash bonus and would accelerate the vesting of any unvested Cal Dive restricted stock upon a termination due to death or disability on December 31, 2009.  The performance share units would vest upon a termination due to death or disability under the same formula as described above for a termination due to retirement.  Therefore, no units would be vested upon a termination due to death or disability on December 31, 2009.

Voluntary Termination and Termination for Cause.  A Named Executive Officer is not entitled to receive any additional forms of severance payments or benefits upon his voluntary decision to terminate employment or upon termination for Cause.  All unvested stock options, restricted stock or performance share units would be forfeited.

Effect of Change of Control.  Pursuant to the terms of the agreements governing the awards of stock options, restricted stock or performance share units to the Named Executive Officers, upon the occurrence of a change of control, all outstanding stock options will immediately vest and become exercisable, the restrictions on all shares of restricted stock will immediately lapse, and the officer will be deemed to have achieved the target level of performance for the performance share units.  As of December 31, 2009, no Named Executive Officer had any options to purchase Cal Dive stock.  The amounts set forth in the table for restricted stock reflect the number of shares of restricted stock for which vesting would accelerate multiplied by the $7.56 closing price of Cal Dive’s common stock on December 31, 2009.  The amounts set forth in the table for performance share units reflect the vesting of 100% of the units granted multiplied by the closing price of our common stock on December 31, 2009.  No other benefits are payable to our Named Executive Officers upon a change of control without a termination of employment.

Involuntary Termination Without Cause or Termination by Executive with Good Reason.  The Severance and Change of Control Agreements described above specify the benefits payable upon these terminations whether before or after a change of control.  In calculating the severance benefits payable, the target bonus for 2009, rather than the actual amount paid is used.  The value of the accelerated restricted stock is calculated by multiplying the unvested shares that are to be accelerated by the $7.56 closing price of the Cal Dive common stock on December 31, 2009.  In the case of a termination prior to a change of control, the performance share unit award agreements provide that a payout will occur only if (i) the performance period for the units held is scheduled to end within 12 months of the termination of employment, and (ii) the performance measures are met such that a payout is due.  In such case, the officer would receive a payout for these units following the end of the performance period based on the Company’s performance.  Since the table below assumes a termination date of December 31, 2009 and the units held by the Named Executive Officers have a performance period ending on December 31, 2012, no payout of such units is deemed to occur under these circumstances.

ESTIMATED PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

	Q. Hébert	S. Naughton	G. K. Lunsford	B. Koch	L. Buchanan
Normal and Early Retirement, Death or Disability
2009 annual cash bonus	$699,000	$357,000	$250,000	$46,000	$227,000
Accelerated Cal Dive restricted stock	4,561,613	2,066,102	1,535,534	335,815	1,317,996
Total	$5,260,613	$2,423,102	$1,785,534	$381,815	$1,544,996

Voluntary Termination and Termination for Cause
No payments	N/A	N/A	N/A	N/A	N/A
Total	N/A	N/A	N/A	N/A	N/A

Change in Control
Accelerated Cal Dive restricted stock	$4,561,613	$2,066,102	$1,535,534	$335,815	$1,317,996
Accelerated performance share units	974,363	438,329	335,815	335,815	284,566
Total	$5,535,976	$2,504,431	$1,871,349	$671,630	$1,602,562

Involuntary Termination without Cause or Termination by Executive with Good Reason prior to Change in Control
2009 annual cash bonus	$699,000	$357,000	$250,000	$46,000	$227,000
Cash severance payment	1,247,000	736,000	528,000	575,000	492,000
Accelerated Cal Dive restricted stock	1,319,288	598,775	440,892	111,933	379,928
Continued health, disability and life insurance benefits	6,150	2,106	12,673	6,150	4,017
Total	$3,271,438	$1,693,881	$1,231,565	$739,083	$1,102,945

Involuntary Termination without Cause or Termination by Executive with Good Reason following Change in Control
2009 annual cash bonus	$699,000	$357,000	$250,000	$46,000	$227,000
Cash severance payment	3,728,530	1,472,000	1,056,000	1,150,000	984,000
Accelerated Cal Dive restricted stock	4,561,613	2,066,102	1,535,534	335,815	1,317,996
Accelerated performance share units	974,363	438,329	335,815	335,815	284,566
Continued health, disability and life insurance benefits	12,300	4,212	25,346	12,300	8,034
Excise tax gross up	2,197,317	853,285	0	435,547	459,732
Total	$12,173,123	$5,190,928	$3,202,695	$2,315,477	$3,281,328

CERTAIN TRANSACTIONS

Prior to December 2006, we were wholly-owned by Helix.  As of December 31, 2008, Helix owned 61,506,691 shares, or 57.2% of our common stock.  During 2009, Helix reduced its ownership to 500,000 shares, or less than 1%, of our common stock through the following transactions:

•

On January 28, 2009, we repurchased and retired approximately 13.6 million shares of our common stock from Helix for approximately $86 million, or $6.34 per share.

•

On June 10, 2009, Helix completed a secondary public offering of 20 million shares of our common stock, and simultaneously with the closing of the offering, we repurchased from Helix approximately 1.65 million shares of our common stock for approximately $14 million, or $8.50 per share, the price per share paid by the public investors in the offering and retired such shares.  Helix sold an additional 2.6 million shares of common stock on June 18, 2009 upon the exercise of the underwriters’ over-allotment option granted by Helix in connection with the secondary offering.  We did not receive any proceeds from Helix’s sale of our common stock.

•

On September 23, 2009, Helix completed an additional secondary public offering of 20.6 million shares of our common stock for $10.00 per share.  Helix sold an additional 2.6 million shares of our common stock on September 29, 2009 upon the exercise of the underwriters’ over-allotment option granted by Helix in connection with this secondary offering.  We did not receive any proceeds from Helix’s sale of our common stock.

In contemplation of our December 2006 initial public offering, we entered into several agreements with Helix addressing the rights and obligations of each respective company, including a Master Agreement, a Corporate Services Agreement, an Employee Matters Agreement, a Registration Rights Agreement and a Tax Matters Agreement.  Upon completion of Helix’s sales of shares of our common stock described above, Helix ceased to own a significant percentage of our common stock which changed or eliminated most, but not all, of the rights and obligations contained in these agreements.

The Master Agreement created a framework for the separation of our business from Helix’s business, allocates liabilities (including those potential liabilities related to litigation) between the parties, allocates responsibilities and provides standards for each company’s conduct going forward (e.g., coordination regarding financial reporting), and sets forth the indemnification obligations of each party.  The provisions in the Master Agreement related to the timing, presentation and delivery of our financial information terminated upon the completion of Helix’s secondary offering in September 2009.

Pursuant to a Corporate Services Agreement that we terminated in August 2009, Helix provided to us certain administrative services including: (i) internal audit, tax, treasury and other financial services; (ii) information systems, network and communications services; and (iii) insurance (including claims) and related services.  Total allocated costs for services provided to us by Helix were approximately $0.9 million for the year ended December 31, 2009.  These costs have been allocated based on head count, work hours and revenues, as applicable.  We provided Helix no services under this agreement in 2009.

Pursuant to the Employee Matters Agreement, we generally accepted and assumed all employment related obligations with respect to all individuals who were our employees as of the initial public offering closing date, including expenses related to existing options and restricted stock. Those employees are entitled to retain their Helix stock options and restricted stock grants under their original terms except as mandated by applicable law.  We are required under the terms of the Employee Matters Agreement to pay to Helix a monthly service fee equal to the sum of (i) the aggregate third party administrative costs incurred by Helix, plus (ii) the total costs and expenses incurred by Helix for financial accounting purposes with respect to such stock options and restricted stock.  We consider the aggregate amounts payable under this agreement to be immaterial, and we settled all future amounts payable under this agreement with Helix by a single final lump sum payment in the fourth quarter of 2009.

Pursuant to the Tax Matters Agreement, Helix is generally responsible for all federal, state, local and foreign income taxes that are attributable to us for all tax periods ending on or before the initial public offering; we are generally responsible for all such taxes beginning after the initial public offering. In addition, the agreement provides that for a period of up to ten years from our initial public offering, we are required to make aggregate payments to Helix equal to 90% of tax benefits derived by us from tax basis adjustments resulting from the taxable gain recognized by Helix as a result of the distributions made to Helix as part of the initial public offering transaction, which amount was agreed to be approximately $11.3 million. As of December 31, 2009, the current and long-term tax benefits payable to Helix were $1.0 million and $1.7 million, respectively.  The reduction in Helix’s percentage ownership had no effect on this obligation.

Pursuant to the Registration Rights Agreement, we agreed to provide Helix with registration rights relating to the shares of our common stock held by them, and, pursuant to a request made by Helix under its “demand” registration rights, on December 18, 2007 we filed a shelf registration statement on Form S-3 to register for re-sale all of the shares of our common stock held by Helix.  The two secondary public offerings through which Helix sold shares of our common stock in 2009 were completed pursuant to this shelf registration statement.  Helix retains the right to dispose of its remaining shares of our common stock either pursuant to the effective shelf registration statement we filed on Form S-3 or pursuant to its piggy-back registration rights granted under the Registration Rights Agreement.

In the ordinary course of business, we provided marine contracting services to Helix and recognized revenues of $35.8 million in 2009. Helix provided remotely operated vehicle services to us and we recognized operating expenses of $11.2 million in 2009.  These services were performed at prevailing market rates.

Including the current tax benefit payable to Helix resulting from a tax step-up benefit, noted above, net amounts payable to and receivable from Helix are settled with cash periodically.  During 2009, we paid Helix $0.1 million and Helix paid us $37.9 million to settle the amounts payable to and receivable from Helix.  At December 31, 2009 the net current amount due from Helix was $0.4 million.

All of these agreements were entered into at a time when we were a wholly-owned subsidiary of Helix.  One member of our six-member Board of Directors is an executive officer and director of Helix, and another of our directors also serves as a director of Helix.  The Master Agreement provides that all proposed transactions between us and Helix after our initial public offering, any material amendment to the agreements described above, and any consent or approval proposed to be granted by us for Helix’s benefit, in each case, that would ordinarily be submitted for approval by our Board of Directors, will be subject to the approval of a majority of our independent directors (as defined by applicable NYSE rules).

In addition, the Board has adopted policies and procedures with respect to related party transactions, which provide that any transaction, arrangement or relationship in which the Company is or will be a participant and in which a director, executive officer or other related person has or will have a direct or indirect interest, with limited exceptions, must be reviewed and approved, or ratified, by the Audit Committee.  Any such related party transactions will only be approved or ratified if the Audit Committee determines that such transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders.  The Audit Committee will also, on an annual basis, review and assess ongoing relationships with each related person to ensure that they continue to be in compliance with such policy.  A copy of this policy is posted on our website at www.caldive.com under Corporate Governance.

Section 16(a) Beneficial Ownership Reporting Compliance.

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the Securities and Exchange Commission reports of ownership and changes in ownership of our common stock. Directors, executive officers and greater than ten percent stockholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of these reports furnished to us, all reports required to be filed pursuant to Section 16(a) of the Exchange Act for the fiscal year ended December 31, 2009 were filed on a timely basis, with the exception of one report for Mr. Kratz reporting a purchase of our shares in Helix’s June 2009 secondary public offering that was filed late.

EQUITY COMPENSATION PLAN INFORMATION

The table below provides information relating to our equity compensation plans as of December 31, 2009:

Number of Securities
	to Be Issued upon	Weighted-Average	Number of Securities
	Exercise of Outstanding	Exercise Price of	Remaining Available
	Options, Warrants	Outstanding Options,	for Future Issuance under
Plan Category	and Rights	Warrants and Rights	Compensation Plans
Equity compensation plans approved by security holders:
Amended and Restated 2006 Long Term Incentive Plan (1) (2)	476,673(3)	$42.57(3)	4,501,823(4)
Employee Stock Purchase Plan (5) (6)	—	—	355,075(6)
Equity compensation plans not approved by security holders:	—	—	—
Total	476,673	$42.57	4,856,898

_______________________

(1)

The 2006 Plan, which was approved by our stockholders at our 2007 Annual Meeting, provides that the Company may grant up to 9,000,000 shares of our common stock in the form of options, restricted stock or restricted stock units subject to the terms and conditions of the 2006 Plan.

(2)

As of December 31, 2009, there were 73,467 options, and 4,020,534 shares of restricted stock, granted under the 2006 Plan.  In addition, there were 403,206 performance share units granted under the 2006 Plan.

(3)

Includes (i) 73,467 options issued upon conversion of options to acquire Horizon common stock in connection with our acquisition of Horizon in accordance with a conversion formula set forth in the merger agreement, net of forfeitures and options expired in accordance with their terms, and (ii) 403,206 performance share units.  Each performance share unit represents a contingent right to receive the cash value of one share of our common stock dependent upon our total stockholder return relative to a peer group of companies over a three-year performance period.  The awards are payable in cash unless the Compensation Committee determines to pay in stock.  A maximum of 200% of the number of performance shares granted may be earned if performance at the maximum level is achieved.

(4)

All of the shares reported are available for grant as options, restricted stock or restricted stock units.  Between December 31, 2009 and the record date, March 12, 2010, no new options were issued, no new restricted stock units were issued, 3,710 shares of restricted stock were awarded pursuant to the 2006 Plan, and 36,233 shares of restricted stock were forfeited upon terminations of employment or withheld to pay taxes upon vesting, resulting in 4,534,346 shares remaining available for issuance under the 2006 Plan as of March 12, 2010.

(5)

The Employee Stock Purchase Plan (ESPP) was approved by Helix when Helix was our sole stockholder.  We may issue a total of 1,500,000 shares under the ESPP.

(6)

During the year ended December 31, 2009, we issued 727,099 shares of our common stock to our employees under the ESPP.  In January 2010, we issued 282,831 shares of common stock to our employees under the ESPP for the subscription period that ended on December 31, 2009.  Thus, as of March 12, 2010, there are 72,244 shares remaining available for issuance under the ESPP.  We have decided to suspend the plan for 2010.

REPORT OF THE AUDIT COMMITTEE

Management has the primary responsibilities for the financial statements and the accounting and financial reporting processes, including the Company’s system of disclosure controls and procedures and internal control over financial reporting.  The Audit Committee oversees the Company’s accounting and financial reporting processes and the audit of our financial statements on behalf of the Board.

In this context, the Audit Committee has met and held discussions with management and the Company’s internal auditors and Ernst & Young LLP, the Company’s independent registered public accounting firm.  Management represented to the Audit Committee that the Company’s audited financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company as of and for the periods presented in the financial statements.  The Audit Committee has reviewed and discussed the audited financial statements with management and Ernst & Young LLP.  The Audit Committee discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards (SAS) No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1, AV Section 380), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T.

In addition, the Audit Committee has discussed with Ernst & Young LLP such firm’s independence from the Company and management, including the matters in the written disclosures received from such firm to the Audit Committee regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence.  Ernst & Young LLP has represented to the Company that they are independent under applicable rules of the Securities and Exchange Commission.

The Audit Committee has discussed with the internal auditors and Ernst & Young LLP the overall scope and plans for their respective audits.  The Audit Committee has met with the internal auditors and Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls over financial reporting and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the consolidated audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:
Todd A. Dittmann, Chairman
William L. Transier
John T. Mills

PROPOSAL 2:   RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR YEAR ENDING DECEMBER 31, 2010

Ernst & Young LLP has served as the Company’s independent registered public accounting firm providing auditing and financial services since their engagement in fiscal 2006.  Our Board of Directors has ratified the decision of the Audit Committee to appoint Ernst & Young LLP to serve as the independent registered public accounting firm to audit our financial statements for the year ending December 31, 2010.  Although we are not required to seek stockholder approval of this appointment, we have decided to do so.  No determination has been made as to what action the Audit Committee and the Board of Directors would take if our stockholders fail to ratify the appointment.  Even if the appointment is ratified, the Audit Committee retains discretion to appoint a new independent registered public accounting firm at any time if the Audit Committee concludes such a change would be in the best interests of our Company.  We expect that representatives of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fee Information

Fees for professional services provided by our independent registered public accounting firm for the last two fiscal years in each of the following categories are:

	2009	2008
Audit Fees(1)	$1,701,411	$1,480,222
Audit-Related Fees(2)	23,000	—
Tax Fees	28,181	15,757
All Other Fees(3)	—	104,332
Total	$1,752,592	$1,600,311

________________________

(1)

Audit fees consist of professional services rendered for the audit of the Company’s annual consolidated financial statements.  For 2009, audit fees included $220,000 for comfort letter procedures incurred in conjunction with Helix’s secondary offerings of our common stock, for which the Company was reimbursed by Helix.

(2)

For 2009, audit-related fees relate to various agreed-upon procedures.

(3)

For 2008, all other fees consist of integration advisory services rendered in connection with our acquisition of Horizon.

_______________________

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted procedures for pre-approving certain audit and permissible non-audit services provided by the independent registered public accounting firm. These procedures include reviewing a budget for audit and permissible non-audit services. The budget includes a description of, and a budgeted amount for, particular categories of audit and permissible non-audit services that are recurring in nature and therefore anticipated at the time the budget is submitted. Audit Committee approval is required to exceed the budget amount for a particular category of audit or permissible non-audit services and to engage the independent registered public accounting firm for any audit or permissible non-audit services not included in the budget. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the Securities and Exchange Commission rules on auditor independence. The Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent registered public accounting firm to ensure that such services are within the parameters approved by the Audit Committee. None of the fees paid for services in 2009 were for services approved by the Audit Committee pursuant to the de minimis exception in paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

Recommendation and Vote Required

Our Board of Directors recommends that stockholders vote “FOR” the ratification of the decision of our Audit Committee to appoint Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2010.  The proxy holders will vote all proxies received for approval of this proposal unless instructed otherwise.  Approval of this proposal requires the affirmative vote of a majority of the outstanding shares of our common stock present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting.  Because abstentions are counted as present for purposes of the vote on this matter but are not votes “FOR” this proposal, they will have the same effect as votes “AGAINST” this proposal.

OTHER INFORMATION

Proposals and Director Nominations for 2011 Stockholders’ Meeting

Under Rule 14a-8 under the Exchange Act, in order for a stockholder proposal to be considered for inclusion in our Proxy Statement for the 2011 Annual Meeting, it must be in writing and received by the Corporate Secretary at our offices no later than November 29, 2010. The proposal must comply with Securities and Exchange Commission regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

In addition, our By-laws permit stockholders to propose business to be considered and nominate directors for election at an annual stockholder meeting. To propose business or nominate a director, the stockholder must deliver a notice to the Corporate Secretary.  In the case of a nomination of a director, the notice must set forth the name of the nominee and all information required to be disclosed in solicitations of proxies or otherwise required pursuant to Regulation 14A under the Exchange Act together with the nominee’s written consent to serve as a director if elected.  In the case of any other business that the stockholder proposes to bring before the meeting, the notice must include a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business by the stockholder proposing it.  The stockholder providing such nomination or proposing business to be considered at the meeting must provide his or her name and address and class and number of voting securities held by such stockholder.  Such stockholder must be a stockholder of record on the record date for the meeting and on the day the notice of the meeting is given.  In addition, the stockholder must give timely notice of such nomination or other business to the Corporate Secretary of Cal Dive no earlier than January 11, 2011 nor later than February 10, 2011.  A copy of the By-laws is available from the Corporate Secretary.

All submissions to, or requests from, the Corporate Secretary should be made to our principal offices at 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042.

Other

The Board of Directors knows of no other matters to be presented at the Annual Meeting. If any other business properly comes before the Annual Meeting or any adjournment thereof, the proxies will vote on that business in accordance with their best judgment.

By Order of the Board of Directors

Lisa M. Buchanan
Corporate Secretary
Cal Dive International, Inc.

DIRECTIONS TO 2010 ANNUAL MEETING

2500 CITYWEST BOULEVARD

HOUSTON, TEXAS 77042

(CORNER OF WESTHEIMER AND CITYWEST)

The Meeting will be held in the large conference room
in the basement of the building.

BUSH–
INTERCONTINENTAL
AIRPORT
J.F.K. Blvd.
Beltway 8
I-45
Hardy Tollroad
US 59
US 290
Loop 610
I-10
US 90
I-10
Memorial
Woodway
Briarforest
Westheimer
DOWNTOWN
HOUSTON
US 59
Cal Dive International
TX 225
Beltway 8
Loop 610
TX 288
S. MAIN
Broadway
I-45
Airport
HOBBY
AIRPORT
TX 35
Beltway 8

From Bush Intercontinental Airport to Cal Dive

From the airport traffic circle at the entrance, turn right (south)

onto JFK Blvd toward Beltway 8.

Turn right (west) onto Beltway 8 (expect to pay tolls).

Stay on Beltway 8 W (it becomes Sam Houston Tollway W).

Take the Westheimer Rd exit and turn right on Westheimer.

Turn right at the second street, which is CityWest Blvd.

Turn left into the plaza around the fountain in front of building and drive into the visitor parking garage.

From Hobby Airport to Cal Dive

From the airport traffic circle at the entrance, turn left (west)

onto Airport Blvd toward Telephone Rd (Hwy 35).

Turn left (south) onto Telephone Rd (Hwy 35)

Turn right (west) onto Sam Houston Tollway/Beltway 8.

Take the Westheimer Rd exit and turn left on Westheimer.

Turn right at the second street, which is CityWest Blvd.

Turn left into the plaza around the fountain in front of building and drive into the visitor parking garage.

From Downtown Houston to Cal Dive

Take I-10 West toward San Antonio.

Take the Sam Houston Tollway South Exit (Exit 756B)

and continue on Sam Houston Tollway S.

Take the Westheimer Rd exit and turn right on Westheimer.

Turn right at the second street, which is CityWest Blvd.

Turn left into the plaza around the fountain in front of building and drive into the visitor parking garage.

CAL DIVE INTERNATIONAL, INC.

ANNUAL MEETING OF STOCKHOLDERS

May 11, 2010

2500 CityWest Boulevard

Houston, TX  77042

Cal Dive International, Inc. 2500 CityWest Boulevard Houston, TX 77042	proxy

This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting on May 11, 2010.

The undersigned, having duly received the Notice of Annual Meeting of Stockholders and the Proxy Statement, dated March 29, 2010, hereby appoints Bruce P. Koch and Lisa Manget Buchanan as Proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated below, all shares of common stock of Cal Dive International, Inc. held of record by the undersigned on March 12, 2010 at the 2010 Annual Meeting of Stockholders to be held on May 11, 2010 at 9:00 a.m. at the corporate offices of Cal Dive International, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042, and any adjournments thereof.

(Please see reverse side for voting instructions.)

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945
COMPANY #

Vote by Internet, Telephone or Mail
24 hours a day, 7 days a week

Your phone or Internet vote authorizes the named
proxies to vote your shares in the same manner as if
you marked, signed and returned your proxy card.

•

INTERNET - www.eproxy.com/dvr

Use the Internet to vote your proxy until 12:00 noon (Central Daylight Time) on May 10, 2010.

•

PHONE - 1-800-560-1965

Use a touch-tone telephone to vote your proxy until 12:00 noon (Central Daylight Time) on May 10, 2010.

•

Mail - Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you
do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Please detach here

The Board of Directors Recommends a Vote FOR Proposals 1 and 2

1.

To elect two “Class I” directors of the Company with terms expiring in 2013:

01 Owen E. Kratz	02 David E. Preng	FOR all “Class I” nominees (except as indicated below)	WITHHOLD AUTHORITY from ALL nominees

(INSTRUCTION: To WITHHOLD AUTHORITY to vote for any individual nominee, write that person’s name in the box provided to the right.)

2.

To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2010.

FOR	AGAINST	ABSTAIN

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE PROXY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE CLASS I DIRECTORS INDICATED IN PROPOSAL 1, FOR PROPOSAL 2, AND IN THE PROXY HOLDER’S DISCRETION ON ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF.

Dated:

Signature(s) in Box

Please sign exactly as the name appears on this proxy. When shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporation name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.